Exhibit 99.3

PRO FORMA VALUATION REPORT
BEACON FEDERAL BANCORP, INC.

PROPOSED HOLDING COMPANY FOR
BEACON FEDERAL

East Syracuse, New York

Dated as Of:
May 25, 2007

RP® Financial, LC.
1700 North Moore Street
Suite 2210
Arlington, Virginia  22209

RP® FINANCIAL, LC.

Financial Services Industry Consultants

May 25, 2007

Board of Directors
Beacon Federal
5000 Brittonfield Parkway
East Syracuse, New York  13057

Members of the Board of Directors:

          At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be offered in connection with the plan of conversion described below.  This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”).  Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Plan of Conversion

          On March 22, 2007, the Board of Directors of the Beacon Federal (“Beacon Federal” or the “Association”) adopted a plan of conversion, incorporated herein by reference, in which the Association will convert from a federally-chartered mutual savings association to a federally-chartered stock savings association and become a wholly-owned subsidiary of Beacon Federal Bancorp, Inc., (“Beacon Federal Bancorp” or the “Company”) a newly formed Maryland corporation.  The Company will offer 100% of its common stock to qualifying depositors of Beacon Federal in a subscription offering and, if necessary, to members of the general public through a community or syndicated community offering.  Going forward, Beacon Federal Bancorp will own 100% of the Association’s stock, and the Association will initially be the Company’s sole subsidiary.  A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Association and the balance of the net proceeds will be retained by the Company.

          Pursuant to the plan of conversion, Beacon Federal Bancorp will offer its stock in a subscription offering to Eligible Account Holders, Tax-Qualified Plans, Supplemental Eligible Account Holders, and Other Members.  To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a direct or syndicated community offering.

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors
May 25, 2007

          At this time, no other activities are contemplated for Beacon Federal Bancorp other than the ownership of the Association, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by Beacon Federal Bancorp.  In the future, the Company may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends to shareholders and/or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

RP® Financial, LC.

          RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form.  The background and experience of RP Financial is detailed in Exhibit V-1.  We believe that, except for the fee we will receive for our appraisal, we are independent of the Association and the other parties engaged by Beacon Federal to assist in the corporate reorganization and stock issuance process.

Valuation Methodology

          In preparing our appraisal, we have reviewed the Association’s and the Company’s regulatory applications, including the prospectus as filed with the Office of Thrift Supervision and the Securities and Exchange Commission (“SEC”).  We have conducted a financial analysis of the Association that has included due diligence related discussions with Beacon Federal’s management; Crowe Chizek and Company, LLC, the Association’s independent auditor; Luse Gorman Pomerenk & Schick, PC, Beacon Federal’s conversion counsel; and Keefe Bruyette & Woods, Inc., who has been retained as the financial and marketing advisor in connection with the Association’s stock offering.  All conclusions set forth in the Appraisal were reached independently from such discussions.  In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable.  While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

          We have investigated the competitive environment within which Beacon Federal operates and have assessed the Association’s relative strengths and weaknesses.  We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on Beacon Federal and the industry as a whole to the extent we were aware of such matters.  We have analyzed the potential effects of the stock conversion on the Association’s operating characteristics and financial performance as they relate to the pro forma market value of Beacon Federal Bancorp.  We have reviewed the economy and demographic characteristics of the primary market area in which the Association currently operates.  We have compared Beacon Federal’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies.  We have reviewed

Board of Directors
May 25, 2007

conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.

          The Appraisal is based on Beacon Federal’s representation that the information contained in the regulatory applications and additional information furnished to us by the Association and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete.  We did not independently verify the financial statements and other information provided by the Association, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Association.  The valuation considers Beacon Federal only as a going concern and should not be considered as an indication of the Association’s liquidation value.

          Our appraised value is predicated on a continuation of the current operating environment for the Association and the Company and for all thrifts and their holding companies.  Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Association’s value alone.  It is our understanding that Beacon Federal intends to remain an independent institution and there are no current plans for selling control of the Association as a converted institution.  To the extent that such factors can be foreseen, they have been factored into our analysis.

          The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

          It is our opinion that, as of May 25, 2007, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $90,000,000 at the midpoint, equal to 9,000,000 shares offered at a per share value of $10.00.  Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $76,500,000 and a maximum value of $103,500,000.  Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 7,650,000 at the minimum and 10,350,000 at the maximum.  In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $119,025,000 without a resolicitation.  Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 11,902,500.

Board of Directors
May 25, 2007

Limiting Factors and Considerations

          The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock.  Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof.  The appraisal reflects only a valuation range as of this date for the pro forma market value of Beacon Federal Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

          The valuation prepared by RP Financial in accordance with applicable regulatory guidelines was based on the financial condition and operations of Beacon Federal as of March 31, 2007, the date of the financial data included in the prospectus.

          RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.  RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

Board of Directors
May 25, 2007

          The valuation will be updated as provided for in the conversion regulations and guidelines.  These updates will consider, among other things, any developments or changes in the financial performance and condition of Beacon Federal, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues.  These updates may also consider changes in other external factors which impact value including, but not limited to:  various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates.  Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made.  The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,
RP® FINANCIAL, LC.

William E. Pommerening

CEO and Managing Director

James J. Oren

Senior Vice President

RP® Financial, LC.

TABLE OF CONTENTS
BEACON FEDERAL
East Syracuse, New York

DESCRIPTION	PAGE NUMBER

CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	1.1
Plan of Conversion	1.1
Strategic Overview	1.2
Balance Sheet Trends	1.5
Income and Expense Trends	1.9
Interest Rate Risk Management	1.13
Lending Activities and Strategy	1.14
Asset Quality	1.18
Funding Composition and Strategy	1.19
Subsidiary Operations	1.20
Legal Proceedings	1.20

CHAPTER TWO MARKET AREA

Introduction	2.1
National Economic Factors	2.2
Interest Rate Environment	2.4
Market Area Demographics	2.5
Local Economies	2.7
Unemployment Characteristics	2.10
Competition	2.10
Summary	2.13

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	3.1
Financial Condition	3.6
Income and Expense Components	3.9
Loan Composition	3.13
Credit Risk	3.13
Interest Rate Risk	3.16
Summary	3.18

RP® Financial, LC.

TABLE OF CONTENTS
BEACON FEDERAL
East Syracuse, New York
(continued)

DESCRIPTION			PAGE NUMBER

CHAPTER FOUR VALUATION ANALYSIS

Introduction			4.1
Appraisal Guidelines			4.1
RP Financial Approach to the Valuation			4.1
Valuation Analysis			4.2
1.	Financial Condition		4.3
2.	Profitability, Growth and Viability of Earnings		4.4
3.	Asset Growth		4.6
4.	Primary Market Area		4.6
5.	Dividends		4.7
6.	Liquidity of the Shares		4.9
7.	Marketing of the Issue		4.9
	A.	The Public Market	4.10
	B.	The New Issue Market	4.15
	C.	The Acquisition Market	4.17
8.	Management		4.19
9.	Effect of Government Regulation and Regulatory Reform		4.19
Summary of Adjustments			4.20
Valuation Approaches			4.20
1.	Price-to-Earnings (“P/E”)		4.22
2.	Price-to-Book (“P/B”)		4.24
3.	Price-to-Assets (“P/A”)		4.24
Comparison to Recent Offerings			4.24
Valuation Conclusion			4.25

RP® Financial, LC.

LIST OF TABLES
BEACON FEDERAL
East Syracuse, New York

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheets	1.6
1.2	Historical Income Statements	1.10

2.1	Summary Demographic/Economic Information	2.6
2.2	Primary Market Area Employment Sectors	2.9
2.3	Market Area Unemployment Trends	2.10
2.4	Deposit Summary	2.11
2.5	Market Area Counties Deposit Competitors	2.12

3.1	Peer Group of Publicly-Traded Thrifts	3.3
3.2	Balance Sheet Composition and Growth Rates	3.7
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.10
3.4	Loan Portfolio Composition and Related Information	3.14
3.5	Credit Risk Measures and Related Information	3.15
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	3.17

4.1	Market Area Unemployment Rates	4.8
4.2	Recent Conversions Pricing Char. and After-Market Trends	4.16
4.3	Market Pricing Comparatives	4.18
4.4	Valuation Adjustments	4.20
4.5	Derivation of Core Earnings	4.22
4.6	Public Market Pricing	4.23

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Page 1.1

I.  OVERVIEW AND FINANCIAL ANALYSIS

Introduction

          Beacon Federal is a federally-chartered savings association headquartered in East Syracuse, New York.  Beacon operates a network of seven branch offices and serves a diverse market area which includes the Syracuse/Rome region of northcentral New York (branches in East Syracuse, Rome and Marcy), the northeast section of Massachusetts (Chelmsford), central Tennessee near Nashville (Smyrna and Smartt), and east Texas (Tyler).  The disperse branch office network is primarily the result of Beacon Federal’s history of credit union operations, whereby the Association’s primary customers were employees of the Carrier Corporation, which had operating facilities in central New York, Tennessee and Texas.  The Massachusetts office was affiliated with another corporation.  The major portions of the Association’s activities are conducted within the markets served by the retail branches and surrounding contiguous markets.  A map of the Association’s branch office locations is provided in Exhibit I-1.  Beacon Federal is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”).  At March 31, 2007, the Association had $648.1 million in assets, $519.6 million in deposits and total equity of $44.7 million, equal to 6.9% of total assets.  The Association’s audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion

          The Board of Directors of the Association adopted a plan of conversion on March 22, 2007.  Pursuant to the plan of conversion, the organization will convert from the mutual form of organization to the full stock form and will sell shares of common stock to the public in a stock offering.  The newly created Beacon Federal Financial will own 100% of the common stock of the Association.  When the stock issuance is completed, all of the capital stock of the Association will be owned by Beacon Federal Financial, and all of the common stock of Beacon Federal Financial will be owned by public stockholders.

          At this time, no other activities are contemplated for the Company other than the ownership of the Association, providing a loan to the newly-formed employee stock ownership

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plan (the “ESOP”) and reinvestment of the proceeds that are retained by the Company.  In the future, Beacon Federal Financial may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends to shareholders and/or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Strategic Overview

          Beacon Federal was originally organized as the “Carrier Employees Federal Credit Union” in 1953, and in its early history served primarily the Syracuse employees of the Carrier Corporation, a large industrial company headquartered in East Syracuse, New York with operations in many cities across the United States.  Through this connection with Carrier, the Association acquired a series of other credit unions that also served Carrier employees, acquiring a total of nine smaller credit unions between 1980 and 2003.  This process continued in 2006 as Beacon Federal completed the acquisition of Marcy Federal Credit Union, Marcy, New York, and added the Rome and Marcy branches to the office network.  Beacon Federal operated as a credit union until 1999, when the Association converted to a savings and loan association charter.  As a credit union, the Beacon provided loan and deposit products and services to members, with lending activities focused on consumer loans (automobile, credit card and personal loans) and retail deposit products consisting of a relatively full line of consumer products.  The Association historically maintained a high loans/assets ratio, and thus had minimal levels of other assets, such as investment securities.  By 1999, in addition to serving the employees of Carrier, Beacon operated as a “SEG” based credit union, and had sponsorship relations with about 220 companies, whereby Beacon Federal would be the credit union of choice for employees of those companies.  These companies were located primarily in the areas surrounding the office locations.  Assets as of December 31, 1999 approximated $177 million.

          The charter conversion to a savings and loan association in 1999 was pursued in order to diversify the customer base beyond the Carrier employees and allow the Association to compete in the general banking market for customers.  The Directors believed that the long-term viability of the Association was uncertain under the more restrictive credit union charter and that the dependence on Carrier Corporation employees raised the risk inherent in the Association’s growth prospects.  Upon converting to a savings and loan association, Beacon Federal began a

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Page 1.3

process of operating to service the general community, and began changing the loan portfolio composition to lessen the proportion of consumer loans.  This was done to achieve compliance with Office of Thrift Supervision loan portfolio limitations, and also reflected a change in strategy of increasing the level of real estate secured lending.  Between December 31, 1999 and March 31, 2007, consumer loans were reduced from 96% to 17% of total loans.  Growth of the Association was also pursued, and assets increased to approximately $650 million as of March 31, 2007.  Since the charter change, Beacon Federal has maintained a focus on loans receivable, and the loans/assets ratio was 86% as of March 31, 2007.  Since 1999, the lending focus has been on increasing the level of commercial real estate loans, including multi-family property loans, commercial business loans, home equity loans and loans secured by 1-4 family residential property.  Additional personnel and systems are in place to support the lending strategies, particularly in the commercial lending area.  Experienced personnel were hired, policies and procedures were prepared and applied, and a management structure was established to enable stronger growth.  Regarding back-office operations, the accounting, marketing and technology areas were improved and organized to support and enable the Association’s longer term business and strategic plan.  Funding for growth has consisted of growth within the existing branch office network, continued acquisitions of smaller credit unions, and use of borrowed funds.  Deposit growth was funded whereby a broader line of both retail and business deposit products were developed and marketed.

          An important strategic action for Beacon Federal since the charter conversion has been to maintain the dispersed branch office network, as the Association has not acted to build a de novo branch office network, either in the headquarters area of Syracuse, or any of the other market areas served.  The decision was made to not open de novo offices based on the costs involved and the number of offices that might be required to become truly competitive as a retail bank in that specific market.  Instead, Beacon has acted to increase deposits (mainly certificates of deposit) as much as possible in the existing branches and has used both brokered deposits and borrowed funds to expand the balance sheet.  The Association also made a substantial investment in technology to provide for increased operating efficiencies and more cost-effective growth.  This strategy of not developing a branch office network in a single region has had the result of limiting Beacon Federal’s ability to raise core deposits (particularly checking accounts) and

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Page 1.4

attract non-interest commercial checking accounts.  Customer preference for financial institutions with large branch office networks in a single area limits the attractiveness of Beacon Federal as the institution of choice for primary checking account relationships.  This has resulted in relatively elevated funding costs, but more efficient operations.

          The post-offering business plan of the Association is expected to continue to focus on products and services which have facilitated Beacon’s recent growth.  Specifically, Beacon will continue to be an independent community-oriented financial institution with a commitment to local real estate financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows.  Beacon Federal does not intend to open additional de novo branch office locations, but may add branch offices through merger, similar to the past.  In addition, the Association will continue to emphasize commercial real estate and business loans, home equity loans, 1-4 family residential property loans, consumer loans and construction loans as the areas of lending diversification.

          The Association’s Board of Directors has elected to complete a mutual-to-stock conversion to improve the competitive position of Beacon Federal.  The capital realized from the stock offering will increase the operating flexibility and overall financial strength of the Association.  The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets.  Beacon Federal’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Association’s interest-earning assets to interest-bearing liabilities (“IEA/IBL”) ratio.  The stock offering proceeds will provide supplemental funding for lending and increase the Association’s loan growth potential, as well as position the Association to take advantage of expansion opportunities as they arise.  Such expansion would most likely occur through the acquisition of additional banking offices or customer facilities that would provide for further penetration in the markets currently served by the Association or nearby surrounding markets.  The Association will also be better positioned to pursue growth through acquisition of other financial institutions or financial services providers given its strengthened capital position and the ability to use stock as merger currency.  The projected uses of proceeds are highlighted below.

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Page 1.5

•

Beacon Federal Financial.  The Company intends to retain up to 50% of the remaining net offering proceeds.  At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into short-term investment grade securities.  Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Association, repurchases of common stock, and the payment of regular and/or special cash dividends.

•

Beacon Federal.  Approximately 50% of the remaining net stock proceeds will be infused into the Association in exchange for all of the Association’s newly issued stock.  Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Association are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth.

          Overall, it is the Association’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Beacon Federal’s operations.

Balance Sheet Trends

          Table 1.1 shows the Association’s historical balance sheet data for the past five fiscal years and as of March 31, 2007.  From fiscal year end 2002 through March 31, 2007, Beacon Federal’s assets increased at a 22.7% annual rate.  Asset growth was largely channeled into loan growth, and loans currently constitute the major portion of the Association’s IEA composition, equal to 86.0% of assets at March 31, 2007.  Asset growth has been funded with a combination of deposits, borrowings and increases in retained earnings.  A summary of Beacon Federal’s key operating ratios for the past five years are presented in Exhibit I-3.

          Beacon Federal’s loans receivable increased at a 22.0% annual rate from year end 2002 through March 31, 2007, similar to overall asset growth rates over the same period.  As a result, the loans-to-assets ratio has remained in a relatively narrow range of a low of 81.4% of assets at fiscal year end 2003, to a high of 88.4% at fiscal year end 2006.  The lending diversification strategy put into place upon the charter conversion to a savings association is evident in that 16.6% of total loans consisted of consumer loans at March 31, 2007, down from a high of 50.6% at June 30, 2002.  Home equity loans have increased from 26.8% of loans at year end 2002 to 34.6% at March 31, 2007, representing the largest segment of the loan portfolio.  Other areas of diversification include 1-4 family residential mortgage loans (23.3% of total loans), commercial

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Page 1.6

Table 1.1
Beacon Federal
Historical Balance Sheets

													12/31/02- 3/31/07 Annual Growth Rate

	As of December 31,
											As of March 31, 2007
	2002		2003		2004		2005		2006

	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct

	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$271,744	100.00%	$349,950	100.00%	$440,293	100.00%	$515,099	100.00%	$607,669	100.00%	$648,068	100.00%	22.69%
Loans Receivable (net)	$239,461	88.12%	$284,705	81.36%	$372,476	84.60%	$449,148	87.20%	$537,097	88.39%	$557,211	85.98%	21.98%
MBS	6,327	2.33%	21,813	6.23%	37,061	8.42%	41,505	8.06%	44,729	7.36%	43,859	6.77%	57.71%
Cash, Cash Equivalents, Int. Earn. Deps	19,212	7.07%	32,325	9.24%	21,284	4.83%	12,012	2.33%	10,934	1.80%	34,019	5.25%	14.39%
Investment Securities	11	0.00%	2,138	0.61%	306	0.07%	1,833	0.36%	1,829	0.30%	1,829	0.28%	233.08%
FHLB Stock	650	0.24%	1,950	0.56%	2,950	0.67%	3,264	0.63%	4,091	0.67%	3,807	0.59%	51.58%
Fixed Assets	4,115	1.51%	4,974	1.42%	4,475	1.02%	3,886	0.75%	3,717	0.61%	3,912	0.60%	-1.18%
Other Assets	1,968	0.72%	2,045	0.58%	1,741	0.40%	3,451	0.67%	5,272	0.87%	3,431	0.53%	13.97%
Deposits	$229,670	84.52%	$276,801	79.10%	$333,814	75.82%	$390,501	75.81%	$471,137	77.53%	$519,567	80.17%	21.18%
FHLB Advances, Other Borrowed Funds	13,000	4.78%	39,000	11.14%	70,227	15.95%	80,714	15.67%	89,127	14.67%	82,827	12.78%	54.61%
Other Liabilities	493	0.18%	801	0.23%	(1,174)	-0.27%	1,944	0.38%	3,160	0.52%	966	0.15%	17.15%
Retained Earnings	28,581	10.52%	33,348	9.53%	37,426	8.50%	41,940	8.14%	44,245	7.28%	44,708	6.90%	11.10%
AFS Adjustment	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%	$(9)	0.00%	$10	0.00%	—
Offices Open	7		8		7		7		7		7		—

(1) Ratios are as a percent of ending assets.
Source: Audited financial statements and RP Financial calculations.

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Page 1.7

business loans (10.7% of total loans) and commercial real estate loans (10.5% of total loans).  The remaining portion of the real estate secured loan portfolio consisted of multi-family loans, in which originations were begun in fiscal 2005 (3.3% of total loans) and construction loans (1.0% of total loans).  Overall, since fiscal year end 2002, the proportion of non-mortgage loans as a percent of total loans has declined from 52.6% of total loans to the current 27.3%.

          The intent of the Association’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Beacon Federal’s overall credit and interest rate risk objectives.  Over the past five and one-quarter years, the Association’s level of cash, cash equivalents, investment securities and mortgage-backed securities (“MBS”) ranged from a high of 16.1% of assets at fiscal year end 2003 to a low of 9.4% of assets at December 31, 2002.  As of March 31, 2007, these asset categories totaled 12.3% of assets.

          Essentially all of the Association’s investment securities are consist of investment in mortgage-backed securities and collateralized mortgage obligations (“MBS/CMOs”).  Beacon Federal purchases MBS/CMOs in the secondary market, with the portfolio consisting substantially of securities guaranteed or insured by a federal agency.  MBS/CMOs are generally purchased as a means to deploy excess liquidity at more favorable yields than other investment alternatives that are consistent with Beacon Federal’s investment philosophy.  The Association’s portfolio of MBS/CMOs totaled $43.9 million, or 6.8% of assets at March 31, 2007, with approximately 80% of the portfolio classified as held-to-maturity.  As of March 31, 2007, there was a net pre-tax unrealized loss on the held-to-maturity portfolio of mortgage-backed securities and CMOs of $647,000.  The portion of MBS/CMOs classified as available-for-sale carried a pre-tax gain of $17,000 at the same date.  The current balance of MBS/CMOs represents a decline from a high of $44.7 million at December 31, 2006.

          The only other investment securities held by the Association at March 31, 2007 consisted of U.S. Government agency obligations ($1.8 million) and FHLB stock ($3.8 million).  To assist in management of interest rate risk, most of the U.S. Government agency obligations mature within a one-year period, with the remaining balances maturing within a five year period.  The Association also maintained cash, cash equivalents and interest bearing deposits of $34.0 million, or 5.3% of assets, as of March 31, 2007, with such funds used for operating needs of the Association. The balance of these assets has grown in the most recent period due to inflows of

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deposit funds, while loan demand has moderated.  No material changes are planned for the Association’s investment strategy over the near term future.  Exhibit I-4 provides historical detail of the Bank’s investment portfolio.

          Fixed assets totaled $3.9 million or 0.60% of assets at March 31, 2007, consisting of investment in land, buildings, furniture, fixtures, equipment, and leasehold improvements.  This is a relatively low investment in fixed assets as a percent of total assets, and has assisted in enhancing profitability, as earning assets have been maximized.  Most of the Association’s offices were obtained through mergers of former credit unions.  Beacon Federal also leases its administrative office quarters, which houses a material portion of the Association’s operations and employees.

          Over the past five years, Beacon Federal’s funding needs have been substantially met through retail and wholesale deposits, borrowings, internal cash flows and retained earnings.  From year end 2002 through March 31, 2007, the Association’s deposits increased at an annual rate of 21.2%.  Deposits have increased steadily over that time period, as the Association has continued efforts to attract retail deposit funds and also has utilized wholesale funds such as brokered deposits.  Deposits as a percent of assets declined from 84.5% at year end 2002 to 75.8% at year end 2004 as the Association has made additional use of borrowed funds to support its growth objectives.  Since that date, deposits have continued on a growth pattern, increasing the ratio to the current 80.2% of assets.  The balances of transaction and savings accounts have increased minimally in balance over the time period shown in Table 1.1, and have decreased as a percent of total deposits, equaling 44.3% of total deposits at March 31, 2007, a decrease from 62.9% as of December 31, 2002.

          Borrowings have served as an alternative funding source to address funding needs for growth, managing funding costs and managing interest rate risk.  Borrowings have become a more prominent funding source for the Association during the past five and one-quarter years, increasing from 4.8% of assets at fiscal year end 2002 to 12.8% of assets at March 31, 2007.  The Association’s use of borrowings has included both FHLB advances and securities sold under agreement to repurchase, and at March 31, 2007 the $82.8 million of borrowings held by the Association consisted of $67.6 million of FHLB advances and $15.2 million of repurchase

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agreements.  Use of borrowed funds has also assisted in lowering the relative level of operating expenses, as no additional direct expenses are required for borrowed funds.

          Since year end 2002, the retention of earnings, net of the adjustment for the net unrealized loss or gain on AFS securities have translated into an annual equity growth rate of 11.1% for the Association.  Asset growth outpaced the Association’s equity, as Beacon Federal’s equity-to-assets ratio decreased from 10.5% at year end 2002 to 6.9% at March 31, 2007, as the Association sought to leverage its equity.  The equity growth rate has been limited by the Association’s profitability level.  Due to the low level of assets classified as available-for-sale, the equity adjustment for such securities has been minimal over the recent past.  All of the Association’s capital consists of tangible capital, and the Association maintained capital surpluses relative to all of its regulatory capital requirements at March 31, 2007, resulting in “well capitalized” status.  The addition of stock proceeds downstreamed to the Association will serve to strengthen Beacon Federal’s capital position, support growth objectives, and improve Beacon Federal’s competitive posture within its primary market area, as well as possibly support expansion into other nearby markets if favorable growth opportunities are presented.  At the same time, as the result of the Association’s higher pro forma capital position, Beacon Federal’s ROE can be expected to initially be below industry averages following its stock offering.

Income and Expense Trends

          Table 1.2 shows the Association’s historical income statements for the past five years and for the most recent twelve month period.  While the Association reported positive earnings over the past five years, current profitability is at a five and one-quarter year low at 0.30% of average assets, as compared to a high of 1.42% of average assets during 2003.  The lower current return is attributable to a reduced net interest income ratio.  Other revenues for the Association largely are derived from customer service fees, which constitute the major portion of the Association’s non-interest operating income.  The amount of loan loss provisions the Association established over the past five years and one-quarter years has remained relatively steady in dollar terms, as favorable credit quality through March 31, 2007 along with the shift in the loan portfolio to greater levels of real estate secured loans has been offset by the overall growth in the loan portfolio, requiring additional reserves to maintain reserve coverage ratios.  Non-operating items,

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Table 1.2
Beacon Federal
Historical Income Statements

	For the Year Ended December 31,
											12 Months Ended March 31, 2007
	2002		2003		2004		2005		2006

	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)

	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$18,319	7.07%	$18,065	5.84%	$20,701	5.23%	$25,629	5.39%	$32,347	5.73%	$34,229	5.74%
Interest Expense	(6,184)	-2.39%	(5,162)	-1.67%	(6,593)	-1.67%	(10,542)	-2.22%	(18,075)	-3.20%	(20,356)	-3.41%

Net Interest Income	$12,135	4.68%	$12,903	4.17%	$14,108	3.56%	$15,086	3.17%	$14,272	2.53%	$13,873	2.33%
Provision for Loan Losses	(2,111)	-0.81%	(1,044)	-0.34%	(1,440)	-0.36%	(1,225)	-0.26%	(1,066)	-0.19%	(1,077)	-0.18%

Net Interest Income after Provisions	$10,024	3.87%	$11,859	3.83%	$12,668	3.20%	$13,861	2.92%	$13,206	2.34%	$12,796	2.15%
Other Income	$2,617	1.01%	$2,792	0.90%	$3,261	0.82%	$3,143	0.66%	$2,934	0.52%	$2,959	0.50%
Operating Expense	(8,875)	-3.42%	(9,725)	-3.14%	(9,398)	-2.37%	(9,744)	-2.05%	(12,070)	-2.14%	(12,480)	-2.09%

Net Operating Income	$3,766	1.45%	$4,926	1.59%	$6,531	1.65%	$7,260	1.53%	$4,070	0.72%	$3,275	0.55%
Nonrecurring Income (Expense)
Gain on Sale of REO	$0	0.00%	$0	0.00%	$13	0.00%	$10	0.00%	$0	0.00%	$0	0.00%
Gain(Loss) on Sale of Investments	0	0.00%	0	0.00%	0	0.00%	0	0.00%	124	0.02%	124	0.02%
Gain(Loss) on Sale of Loans	0	0.00%	2,298	0.74%	27	0.01%	10	0.00%	(4)	0.00%	(4)	0.00%

Net Income Before Tax	$3,766	1.45%	$7,224	2.34%	$6,571	1.66%	$7,280	1.53%	$4,190	0.74%	$3,395	0.57%
Income Taxes	(1,407)	-0.54%	(2,832)	-0.92%	(2,493)	-0.63%	(2,766)	-0.58%	(1,876)	-0.33%	(1,591)	-0.27%

Net Income (Loss) Before Extra. Items	$2,359	0.91%	$4,392	1.42%	$4,078	1.03%	$4,514	0.95%	$2,314	0.41%	$1,804	0.30%
Adjusted Earnings:
Net Income	$2,359	0.91%	$4,392	1.42%	$4,078	1.03%	$4,514	0.95%	$2,314	0.41%	$1,804	0.30%
Add(Deduct): Non-Operating (Inc)/Exp	0	0.00%	(2,298)	-0.74%	(40)	-0.01%	(20)	0.00%	(120)	-0.02%	(120)	-0.02%
Tax Effect (2)	0	0.00%	896	0.29%	16	0.00%	8	0.00%	47	0.01%	47	0.01%

Adjusted Earnings:	$2,359	0.91%	$2,990	0.97%	$4,054	1.02%	$4,502	0.95%	$2,241	0.40%	$1,731	0.29%
Expense Coverage Ratio	136.7%		132.7%		150.1%		154.8%		118.2%		111.2%
Efficiency Ratio	60.2%		62.0%		54.1%		53.5%		70.1%		74.1%
Return on Equity	8.7%		14.0%		11.6%		11.4%		5.3%		4.0%
Effective Tax Rate	37.4%		39.2%		37.9%		38.0%		44.8%		46.9%

(1) Ratios are as a percent of average assets.
(2) Assumes a 39% tax rate.
Source: Audited financial statements and RP Financial calculations.

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limited to gains realized from the sale of loans and investments, have been an ongoing, yet minor, factor in the Association’s earnings except for fiscal 2003, when the Association sold a Visa credit card portfolio in a strategic decision to exit that business, resulting in a gain of $2.3 million.

          The principal factor leading to diminished profitability through the twelve months ended March 31, 2007 has been the decline in the net interest income ratio from 4.68% to 2.33%, with this ratio impacted by the balance of higher cost CDs, a high cost money market account and higher utilization of borrowed funds despite the shift in asset mix towards higher yielding loans and more leveraged equity ratio.  A contributing factor has been the recent increases in short-term rates and the inverted yield curve that has recently prevailed.  Certain strategic initiatives to support the yield-cost spread were insufficient to offset the factors compressing spreads.  Specifically, maintenance of the higher loans/assets ratio and the increased proportion of higher yield lending were insufficient to offset the pressure of the inverted yield curve and the decreasing concentration of lower cost transaction and savings deposits as a percent of total deposits.  Increased use of higher cost brokered deposits and borrowed funds also has led to higher funding costs.  For the fiscal year ended December 31, 2006, the Association maintained an interest rate spread of 2.35%, which represented a decline from the prior two years, and for the three months ended March 31, 2007, the interest rate spread declined further to 1.90%.  The Association’s historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

          Non-interest operating income has been a fairly modest and declining contributor (based on as a percent of average assets) to the Association’s earnings over the past five and one-quarter years, ranging from a high of 1.01% of average assets during fiscal year 2002 to a low of 0.50% of average assets during the most recent twelve month period.  Customer service fees (particularly from customer deposit accounts) constitute the largest source of non-interest operating income for the Association, followed by commission income on sale of insurance and investment products to customers and miscellaneous income from other banking services.  The current level of such non-interest income is generally in-line with industry standards, and was elevated in prior years reflecting the prior credit union operations which generated a high level of fee income from the consumer lending operations.   The relatively substantial decline in

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non-interest income as a percent of average assets since fiscal 2002 has primarily occurred due to the lack of growth of the core retail deposit base which is generally the major source of non-interest income for savings institutions.  Deposit growth since fiscal 2002 has been concentrated in wholesale funds such as CDs with balances greater than $100,000 and brokered deposits, funds which do not generate fee income.  In addition, Beacon Federal has not developed any other sources of non-interest income beyond the commission income on financial services products.  Thus, as shown in Table 1.2, the dollar amount of non-interest income has risen only by $342,000 from fiscal 2002 to the most recent twelve month period, or by 13%, while deposits have increased by 126% and loans have increased by 132%.

          Operating expenses represent the other major component of the Association’s earnings, ranging from a high of 3.42% of average assets during fiscal year 2002 to a low of 2.05% of average assets during fiscal year 2005, as the impact of asset growth exceeded the impact of increases in the dollar level of such expenses, particularly during fiscal years 2003, 2004 and 2005.  The operating expense has been relatively stable since fiscal 2005, particularly as borrowed funds were utilized, and for the twelve months ended March 31, 2007, the Association’s operating expense ratio equaled 2.09%, reflecting the successful strategy of investment in technology and systems that provide for efficiencies in operations.  As of March 31, 2007, the Association’s ratio of assets per full time equivalent employee equaled $5.8 million, versus a median comparable ratio of $5.6 million for all publicly-traded thrifts.  Upward pressure will be placed on the Association’s expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans.  At the same time, the increase in capital realized from the stock offering will increase the Association’s capacity to leverage operating expenses through pursuing a continued growth strategy.

          Net interest income compression has been the key factor leading to a diminished expense coverage ratio (net interest income divided by operating expenses), from 1.37 times in fiscal 2002 to 1.12 times for the most recent twelve months.  Comparatively, Beacon Federal’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) has eroded from 60% in fiscal 2002 to 74% for the most recent twelve month period.

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          Over the past five and one-quarter years, the level of loan loss provisions has diminished from a high of 0.81% of average assets during fiscal 2002 to 0.18% during the twelve months ended March 31, 2007, although the dollar amount of provisions has remained somewhat steady.  Since fiscal 2002, loan loss provisions have been established in order to both replace reserves used for loan chargeoffs, and to build the level of allowances for loan losses as the loan portfolio has grown.  Between 2002 and March 31, 2007, the amount of net loan chargeoffs has declined as the loan portfolio has transitioned from a consumer loan portfolio to a more real estate secured portfolio, resulting in a lower level of required provisions.  However, the Association has acted to maintain a level of allowances for loan losses of approximately 0.90% to 1.00% of loans, and thus has taken an increasing amount of loan loss provisions as the loan portfolio balance has grown.  As of March 31, 2007, the Association maintained valuation allowances of $5.3 million, equal to 0.95% of loans receivable and 629.27% of non-performing assets, consisting solely of real estate owned.  Exhibit I-6 sets forth the Association’s loan loss allowance activity during the past five and one-quarter years.

          Non-operating income over the past five and one-quarter years has consisted mostly of gains realized from the sales of loans and securities, although the level of such gains have been relatively minor except in fiscal 2003.  In fiscal 2003, the Association sold a Visa credit card portfolio, in a strategic decision to exit that business, resulting in a gain of $2.3 million.  Minimal levels of gains have been recorded on gains on the sale of loans.  Other types of gains and losses generally have not been a factor in the Association’s earnings.  For the twelve months ended March 31, 2007, Beacon Federal recorded gains on the sale of securities of $124,000, or 0.02% of average assets.

          The Association’s effective tax rate ranged from a low of 37.4% in 2002 to a high of 46.9% for the twelve months ended March 31, 2007.  As set forth in the prospectus, the Association’s marginal effective statutory tax rate for the conversion proceeds approximates 39%.

Interest Rate Risk Management

          The Association’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and

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higher interest rates, as well as during periods when the yield curve becomes flatter due to short-term interest rates rising faster than long-term interest rates.  As of March 31, 2007, Association’s net portfolio value would decrease by 35% upon a 200 basis point increase in interest rates (see Exhibit I-7).

          The Association pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities.  The Association manages interest rate risk from the asset side of the balance sheet through actively marketing and originating adjustable rate loans, with a focus on home equity loans and lines of credit, commercial business loans, and commercial real estate loans.  As of December 31, 2006, of the Association’s total loans due after December 31, 2007, ARM loans comprised 21.9% of those loans (see Exhibit I-8).  On the liability side of the balance sheet, management of interest rate risk has been pursued through extending the maturity profile of FHLB advances, attempting to lengthen the weighted average term of the CD base, and increasing the balance of deposits in lower costing and less interest rate sensitive transaction and savings accounts.  Transaction and savings accounts comprised 44.3% of the Association’s deposits at March 31, 2007.

          The infusion of stock proceeds will serve to further limit the Association’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Association’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

          Beacon Federal’s lending activities currently are relatively diversified into most traditional areas pursued by savings institutions, including 1-4 family permanent mortgage, home equity, consumer, commercial real estate, commercial business and construction loans.  Historically, the Association had a larger concentration of consumer loans, reflecting the prior credit union operations, and going forward the Association intends to maintain a diversified lending strategy.  Exhibit I-9 provides historical detail of Beacon Federal’s loan portfolio composition over the past five and one-quarter years and Exhibit I-10 provides the contractual maturity and yields of the Association’s loan portfolio by loan type as of December 31, 2006.

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Lending operations are primarily conducted in the Syracuse, New York area and the Smyrna, Tennessee area, as Syracuse represents the home office region and a large metropolitan area to provide loan sources, while Smyrna, Tennessee represents a fast growth, high quality lending area for both residential and commercial lending.  The Association has thus concentrated its lending resources in these two geographic areas, although lending is conducted at all branch office locations.  All loan processing, approval and servicing is centralized at the administrative office in East Syracuse.

          Beacon Federal originates both fixed rate conventional mortgage loans and adjustable rate 1-4 family permanent mortgage loans with maturities of up to 30 years.  As of March 31, 2007, the Association’s outstanding balance of 1-4 family permanent mortgage loans equaled $130.6 million or 23.3% of total loans outstanding.  Of the $119.9 million of residential loans maturing after December 31, 2007, $36.9 million, or 31% carried adjustable interest rates.  The fixed rate loans can have monthly or bi-weekly loan payments, while the adjustable rate residential loans provide for a fixed interest rate for one, three, five, seven or ten years.  Yields on the adjustable rate loans are indexed to the corresponding U.S. Treasury rate.  For residential mortgage loans the Association will lend up to a 100% loan-to-value (“LTV”), with private mortgage insurance required on loans with LTVs in excess of 80%.  The LTV will be extended to 90% if a 25 basis point higher loan rate is charged.  Residential loans are generally underwritten to secondary market standards specified by Freddie Mac, and such loans are generally originated up to the current maximum conforming limit of $417,000 for single family homes.  The Association also originates loans above this limit (“jumbo loans”).  These loans are generally fixed rate loans with maximum terms of 15 years or adjustable rate loans with initial fixed rate periods of one, three, five, seven or ten years.  Beacon Federal retains most of the long-term fixed rate loans in portfolio, but on occasion the Association has sold loans to the Federal Home Loan Bank or other purchasers on a servicing retained basis.  As a result of past loan sales, the Association maintained a loans-serviced-for-others portfolio of $4.7 million as of March 31, 2007.

          Home equity loans comprise the largest portion of the Association’s loan portfolio, and have been a strategic focus for the Association over the past five and one-quarter years for yield enhancement of the loan portfolio and benefits in interest rate risk management.  Beacon Federal

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offers both home equity lines of credit and second mortgage loans.  As of March 31, 2007, such loans totaled $193.4 million, or 34.6% of the loan portfolio, compared to $64.7 million, or 26.8% of the loan portfolio as of December 31, 2002.  Home equity lines of credit and second mortgage loans are generally limited to 100% LTV on a combined basis with the first mortgage.  Home equity loans are offered with fixed interest rates and terms of up to 20 years.  Similar to the recent past, home equity lending is expected to continue to be a growth area for the Association.

          The third largest segment of the Association’s loan portfolio consists of consumer loans, with automobile loans comprising the major portion of the consumer loan portfolio.  The consumer loan portfolio represents the former credit union operations and prior focus on consumer and automobile lending.  As of March 31, 2007, the Association’s outstanding balance of consumer loans equaled $93.1 million, or 16.6% of total loans.  Prior to 2006, Beacon Federal had allowed the consumer loan portfolio to decline in balance in order to meet required thrift investments limits set by the OTS.  This also resulted in a decline in the automobile loan portfolio, which was traditionally the largest lending activity of the Association.  In March 2006, as the Association had increased its asset size sufficiently that all OTS portfolio limits were comfortably met, Beacon Federal began the origination of indirect automobile loans and established relationships with a number of automobile dealers in the Syracuse, New York area.  While direct automobile loans had been decreasing as a percentage of total loans in recent years, indirect automobile loans now have been increasing as a percentage of total loans.  This lending area has recently been pursued in order to gain additional yield on loans while managing credit risk, and the Association intends to continue focusing on this lending area.  Terms of automobile loans are limited to 72 months.  For new automobiles the LTV is limited to 100%, while for used automobiles the LTV is limited to the loan value as established by industry guidelines.  The current balance of the automobile loan portfolio approximated $65.0 million at March 31, 2007, or 70% of all consumer loans.  The consumer loan portfolio also includes modest balances of other loans such as secured and unsecured personal loans, motorcycle loans, motor home loans and boat loans.

          Since fiscal 2005, Beacon Federal has pursued a strategy of increasing investment in loans secured by commercial real estate property (including multi-family property), primarily in the Syracuse, New York and Smyrna, Tennessee markets.  These loans are attractive due to the

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higher yields, adjustable rate nature and greater operating efficiencies gained through originating higher balance loans.  The Association maintains dedicated commercial loan originators in both of these areas, although all loan underwriting, processing and approvals are centralized in the headquarters office in East Syracuse.  Commercial lending activity in the other market areas of eastern Massachusetts and Tyler, Texas are much more limited, although some loans are originated from those areas.  Commercial real estate loans totaled $59.1 million, or 10.5% of total loans as of March 31, 2007, an increase from a zero balance as of December 31, 2004 and the Association currently has a $7 million loan limit.  The portfolio of commercial real estate loans totals 116 loans with an average balance of approximately $550,000, while the portfolio contained 32 multi-family loans with an average balance of $580,000.  Beacon Federal originates commercial real estate loans as five- or ten-year adjustable rate mortgage loans based on amortization schedules of up to 25 years.  The Association also originates a smaller number of 10 or 15 year fixed rate loans.  Adjustable rate loans are indexed to U.S. Treasury yields of similar maturities plus a margin of approximately 2%.  Properties securing the commercial real estate loan portfolio include small office buildings, warehouses and owner-occupied properties used for businesses.  Commercial real estate loans are generally originated with 75% LTV ratios and debt service coverage ratios of 115% or higher.  Going forward the Association intends to continue to emphasize originations of commercial real estate loans of up to $7 million secured by local or regional properties, supported by the higher pro forma capital position and higher loans-to-one borrower limit.

          In context with commercial real estate lending, Beacon Federal also has focused on originating commercial loans to business customers in the market areas served for the purposes of financing equipment purchases, working capital, expansion and other general business purposes.  Most of this type of lending is also performed in the Syracuse, New York and Smyrna, Tennessee regions, due to the presence of specialized commercial loan officers.  As of March 31, 2007, commercial business loans totaled $59.7 million, or 10.7% of total loans, an increase from $6.9 million, or 2.9% of loans, at December 31, 2002.  The Association’s commercial loans are generally secured by equipment, accounts receivable and inventory, along with personal guarantees.  The Association originates term loans with either fixed or adjustable-rate features that generally amortize over a term of up to ten years.  Adjustable rate loans generally are

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indexed to an internal loan rate or a short-term market rate index such as the prime rate or a 90-day LIBOR rate.  When making commercial loans, Beacon Federal considers the financial strength of the borrower, the debt service capabilities of the borrower, projected cash flows of the business and other factors.  The Association intends to increase its level of activity in this lending area going forward, both in terms of dollar amount of loans and as a percent of total outstanding loans.

          Beacon Federal originates a modest amount of construction loans to finance construction of residential and commercial property.  The Association’s 1-4 family construction lending activities consist mostly of construction financing for construction/permanent loans and, to a lesser extent, speculative loans that are extended to builders.  Construction loans are offered up to an LTV ratio of 70% and require payment of interest only during the construction period.  As of March 31, 2007, Beacon Federal’s outstanding balance of construction loans totaled $5.7 million, or 1.0% of total loans, up from a minimal balance as of December 31, 2003.  This is not expected to be an area of growth for the Association.

          Lending activities are conducted primarily at the administrative office in East Syracuse, with real estate loan officers located in Syracuse and Smyrna, Tennessee.  Loan origination sources include referrals from various professional contacts, repeat customers, walk-in customers and results of marketing initiatives.

Asset Quality

          Since fiscal 2002, Beacon Federal has recorded relatively modest levels of non-performing assets (“NPAs”).  As shown in Exhibit I-11, Beacon Federal’s NPAs ranged from $57,000, or 0.01% of assets at fiscal year end 2005, to $956,000, or 0.16% of assets at fiscal year end 2006.  As of March 31, 2007, total NPAs, which consisted solely of real estate owned, equaled $844,000, or 0.13% of assets.  Prior to fiscal 2006, Beacon Federal recorded varying levels of non-accruing loans and loans greater than 90 days delinquent and still accruing.

          To track the Association’s asset quality and the adequacy of valuation allowances, Beacon Federal has established detailed asset classification policies and procedures which are consistent with regulatory guidelines.  Detailed asset classifications are reviewed quarterly by senior management and the Board.  Pursuant to these procedures, when needed, the Association

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establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets.  As of March 31, 2007, the Association maintained valuation allowances of $5.3 million, equal to 0.95% of net loans receivable and 629% of total NPAs.

Funding Composition and Strategy

          Deposits have consistently accounted for the substantial portion of the Association’s interest-bearing liabilities (“IBL”) composition, equal to 86.3% of total interest bearing funds at March 31, 2007.  Exhibit I-12 sets forth the Association’s deposit composition for the past three fiscal years and at March 31, 2007 and Exhibit I-13 provides the interest rate and maturity composition of the CD portfolio at March 31, 2007.  CDs constitute the largest portion of the Association’s deposit base, and the proportion has increased since December 31, 2004.  Transaction and savings account deposits equaled $229.9 million, or 44.3% of total deposits, at March 31, 2007, versus $209.9 million, or 62.9% of total deposits, at December 31, 2004.  The increase in CDs was the result of growth objectives of the Association and customer presence for higher yielding account types.  In addition, Beacon Federal’s ability to raise core deposits (particularly checking accounts) and also attract non-interest commercial checking accounts is limited by the wide-ranging branch office network, which has only one or two branch offices in a single geographic area.  Customer preference for financial institutions with large branch office networks in a single area limits the attractiveness of Beacon Federal as the institution of choice for primary checking account relationships.

          As of March 31, 2007, the CD portfolio totaled $289.7 million, or 55.7% of total deposits.  Beacon Federal’s current CD composition reflects a higher concentration of short-term maturities, with 80.7% scheduled to mature in one year or less.  As of the same date, jumbo CDs ($100,000 or more) amounted to $116.7 million, or 40.3% of total CDs.  At March 31, 2007, Beacon Federal maintained $41.4 million of brokered CDs, reflecting a relatively high cost wholesale funding source.  The increasing proportion of deposits consisting of CDs has unfavorably affected funding costs, particularly in the recent inverted yield curve environment.

          Borrowings serve as an alternative funding source for the Association to facilitate funding of asset growth, management of funding costs and interest rate risk, particularly FHLB advances.  Beacon Federal maintained $67.6 million of FHLB advances and $15.3 million of

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securities sold under agreement to repurchase at March 31, 2007.  Essentially all of the FHLB advances are fixed rate, fixed term advances with most maturities laddered out to 2009, or a period of less than three years. There are two advances, with a balance of $4.0 million, with terms extending to 2013.  The reverse repurchase agreement balance represented three short-term instruments with maturities of May 2007 (two instruments) and August 2007 (one instrument).  Exhibit I-14 provides further detail of Beacon Federal’s borrowing activities during the past five and one-quarter years.

Subsidiary Operations

          Beacon Federal owns 100% of the common stock of Beacon Comprehensive Services, Inc., which is a New York corporation that sells investment and insurance products on an agency basis, primarily to customers of Beacon Federal.

Legal Proceedings

          Beacon Federal is not currently party to any pending legal proceedings that the Association’s management believes would have a material adverse effect on the Association’s financial condition, results of operations or cash flows.

Beacon Federal
Page 2.1

II- MARKET AREA

Introduction

          Beacon Federal conducts operations from its corporate headquarters office and seven retail branch office facilities in four states, including New York, Massachusetts, Tennessee and Texas.  The original office facility for Beacon Federal was located in East Syracuse, New York, which is home to the operations of the Carrier Corporation, a large industrial company specializing in heating and air conditioning equipment, which was Beacon Federal’s original sponsor company while operating as a credit union.  Four of the seven branch offices (East Syracuse, NY, Smyrna, TN, Smartt, TN and Tyler, TX are offices located at or established in connection with other Carrier Corporation facilities.  Two of the Tennessee branches are located in central Tennessee, one in Smyrna, a suburb of Nashville, one in Smartt, a small town outside of McMinnville, Tennessee.  Two of the offices are the former offices of the Marcy Federal Credit Union, in the Rome, New York area (Oneida County), that were acquired in late 2006.  Beacon also operates a network of approximately 18 ATMs in Onondaga and contiguous counties to better serve the customer base.  Exhibit II-1 presents information regarding the Association’s office locations.

          The Association converted from a federal credit union in 1999, and to an extent, the member base of Beacon Federal continues to consist of employees of the approximately 220 “charter companies” that agreed to enter into a relationship with the Association on a company-wide base, with the Carrier Corporation, Syracuse, New York, representing the largest charter company customer base.

          The Association’s six county market area contained a total population of approximately 2.7 million persons as of 2006 with populations ranging from 1.5 million in Middlesex County, Massachusetts (close to Boston) to 40,000 in Warren County, Tennessee (a rural county in Tennessee with McMinnville as the population center).  The Association’s home office in Onondaga County, New York is home to the Syracuse metropolitan area, a sizeable urban area with a population of 460,000.  The recently acquired Rome, New York offices are located in Oneida County, directly east of Onondaga County, with a population base of 235,000.  The

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Smyrna, Tennessee office is located within the Nashville metropolitan area.  The Tyler, Texas office is located in a county with a population of 195,000, with Tyler serving as the regional population center for east Texas.  Altogether, the office network provides access to a relatively large, however disperse and non-homogeneous population base for the Association’s products and services.

          Future growth opportunities for Beacon Federal depend on future growth and stability of the economies (in particular the areas surrounding the Association’s office locations), demographic growth trends and the nature and intensity of the competitive environment.  These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Association and the relative economic health of the Association’s market area.

National Economic Factors

          The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the banking industry and the economy as a whole.  Trends in the national economy, such as employment and gross national product growth, improved during the 12 month period ending March 2007, as total U.S. employment increased by 2.6 million jobs, although there remains uncertainty about the near term future, particularly in the areas of the unknown resolution of the war in Iraq, the current unstable prices of oil and gasoline, the near-term future performance of the real estate industry, including both residential and commercial real estate prices, and other world-wide tensions, all of which have the potential to impact future economic growth.  Annualized growth in gross domestic product was 2.5% for the fourth quarter of 2006, compared to a revised 2.0% in the third quarter and 1.8% in the year ago fourth quarter.  The inflation rate increased modestly during the first eleven months of 2006, in part because of the varying effect of energy costs.  Inflation totaled 3.2% for all of 2006, and was 2.3% on an annualized basis for the first two months of 2007.  The growth in employment also led to fears that wages could increase if shortfalls of available labor appear.  The unemployment rate declined to 4.4% as of March 2007, a decline from 4.5% in February 2007 and down from 4.7% in March 2006, all of which represent relatively low levels in comparison to recent historical averages.  The current and projected size of government spending and deficits

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also has the ability to impact the longer-term economic performance of the country.  Various other indicators show the economy performing relatively well, such as consumer spending and improving industrial capacity utilization.

          The major stock exchange indices have shown relatively strong increases during the most recent twelve month period (although such indices were relatively stable during the most three month period), with the positive performance due in part to continued low evidence of inflation, economic growth, and the perception that the Federal Reserve likely will not raise interest rates in the near term future.  As an indication of the changes in the nation’s stock markets over the last twelve months, as of March 31, 2007, the Dow Jones Industrial Average closed at 12354.4, an increase of 10.8% from March 31, 2006, while the NASDAQ Composite Index stood at 2421.6, an increase of 11.5% over the same time period.  The Standard & Poors 500 Index totaled 1420.9 as of March 31, 2007, an increase of 11.9% from one year ago.

          Regarding factors that most directly impact the banking and financial services industries, in the past year certain data has indicated that the relatively strong housing market that existed in the early part of this decade has cooled down, as the level of existing and new home sales and housing starts have shown fluctuations, including decreases in some recent months, the number of homes for sale has increased in many regions, and the median home price for the nation has recorded a modest decline from one year ago.  Most recently, the issue of subprime loans, and the recent rise in delinquency rates of these types of loans, has created a high level of uncertainty in the housing market.  Should residential mortgage loan delinquency rates rise, continue to remain elevated, and cause a high level of borrower defaults, the spring 2007 residential housing market performance is likely to suffer.  This uncertainty has to some extent also affected other housing related sectors of the economy, such as building materials.  Thus, many analysts are expressing uncertainty as to when the housing market will bottom-out, nationally, and resume an upward trend as far as home values.  The 2007 spring home real estate sales will provide additional indications as to whether the housing market has begun to recover in terms of pricing and demand, or whether additional time will be required for a shake-out of the inflated housing market of 2004 and 2005.  Overall, housing prices and land values remain well above the levels of the late 1990s, providing continued support for most traditional loan values.  Commercial

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development trends are also showing some signs of weakness in certain areas of the country, while at the same time other areas are reporting relatively strong sales activity and prices.

Interest Rate Environment

          Through the first half of 2004, in a reaction to try to avoid a significant slowdown of the economy, the Federal Reserve lowered key market interest rates to historical lows not seen since the 1950s, with the federal funds rate equal to 1.00% and the discount rate equal to 2.00%.  Beginning in June 2004, the Fed began slowly, but steadily increasing the federal funds and overnight interest rates in order to ward off any possibility of inflation.  Through June 2006, the Fed had increased interest rates a total of 17 times, and as of the latest Fed rate increase, effective in June 2006, the Fed Funds rate was 5.25%, up from 1.00% in early 2004, but down from 6.50% at the beginning of 2001, while the Discount Rate stood at 6.25%, up from 2.00% in early 2004.  Since the June 2006 meeting, the Fed has not changed interest rates, and economists are studying various news releases and minutes of Fed board meetings in order to determine the likelihood of interest rate increases or decreases by the Fed.  As detailed in the minutes of the March 2007 Fed board meeting, the Fed held interest rates steady but noted it was still wary of inflation - a sign the Fed may increase rates in order to avoid further increases in inflation rates.  In addition, the Fed dropped language that would indicate that rates would be raised to avoid an overheated economy.  Thus, the Fed continues to closely monitor the U.S. economy and trends, with the potential to change interest rates based on a combination of factors.  The effect of the interest rate increases since 2004 has been most evident in short term rates, which increased more than longer term rates.  In 2006, the yield curve became inverted, with long term rates modestly lower than short term rates.  As of March 31, 2007, one- and ten-year U.S. government bonds were yielding 4.90% and 4.65%, respectively, compared to 5.21% and 5.15%, respectively, as of March 31, 2006.  This has negatively impacted the performance of many financial institutions, as they rely on a spread between the yields on longer term assets and the costs of shorter term funding sources.  Exhibit II-2 presents historical interest rate trends.

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Market Area Demographics

          Table 2.1 presents information regarding the demographic and economic trends for the Association’s market area counties from 2000 to 2006 and projected through 2011, with additional data provided in Exhibit II-3.  Data for the nation is included for comparative purposes.  Annual population growth, an important statistic used to judge the health of a market area, ranged from positive 4.4% for the Smyrna, Rutherford County, Tennessee office to negative 0.1% for Oneida County, and positive 0.1% for the home office Onondaga County, New York office.  Other faster growth areas include the Tyler, Smith County, Texas area.  As a majority of the Association’s deposits (55%) are located in the East Syracuse office, this is an unfavorable factor when considering the future growth potential for the Association as a whole.  However, the other branch offices, including the Smith County branch, home to the second largest deposit base (18% of deposits), reported much stronger annual growth in deposits.  The lack of population growth in Oneida and Onondaga Counties compare unfavorably to the state of New York, which recorded moderate increases in population from 2000 to 2006, and the nation as a whole.  Household growth trends for each of the market area counties followed a similar growth pattern as the population trends, with such household growth slightly higher rates due to the general nationwide decline in household size.

          Examination of another characteristic of the Association’s market area counties, median household income and per capita income, revealed that income levels were highest in the more urban areas such as Middlesex County, Massachusetts (close to Boston) and Rutherford County, Tennessee (close to Nashville).  The lowest income levels were located in the most rural counties served, such as Warren County, Tennessee and Oneida County, New York.  Overall, two of the six market area counties recorded median household income and per capita levels in excess of national averages, indicating that the Association serves a fairly diverse market area in terms of income levels.  These income statistics are also shown in the household income distribution figures of Table 2.1, with Middlesex and Rutherford Counties having a higher distribution of income.

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Table 2.1
Beacon Federal
Summary Demographic/Economic Information

	Year			Growth Rate 2000-06	Growth Rate 2006-2011

	2000	2006	2011

				(%)	(%)
Population(000)
United States	281,422	303,582	323,786	1.3%	1.3%
Onondaga County, NY	458	460	460	0.1%	0.0%
Oneida County, NY	235	235	235	-0.1%	0.0%
Smith County, TX	175	195	213	1.9%	1.7%
Warren County, TN	38	40	41	0.8%	0.6%
Rutherford County, TN	182	236	293	4.4%	4.4%
Middlesex County, MA	1,465	1,484	1,495	0.2%	0.1%

Households(000)
United States	105,480	114,050	121,863	1.3%	1.3%
Onondaga County, NY	181	185	186	0.3%	0.1%
Oneida County, NY	90	92	92	0.2%	0.2%
Smith County, TX	66	73	80	1.9%	1.8%
Warren County, TN	15	16	17	1.1%	0.8%
Rutherford County, TN	66	88	110	4.7%	4.6%
Middlesex County, MA	561	569	575	0.2%	0.2%

Median Household Income($)
United States	$42,164	$51,546	$60,704	3.4%	3.3%
Onondaga County, NY	40,876	50,452	59,963	3.6%	3.5%
Oneida County, NY	35,903	43,405	50,582	3.2%	3.1%
Smith County, TX	37,273	44,846	50,897	3.1%	2.6%
Warren County, TN	30,780	37,252	43,708	3.2%	3.2%
Rutherford County, TN	46,264	57,832	68,658	3.8%	3.5%
Middlesex County, MA	60,814	78,854	100,228	4.4%	4.9%

Per Capita Income($)
United States	$21,587	$27,084	$32,982	3.9%	4.0%
Onondaga County, NY	21,336	27,037	33,009	4.0%	4.1%
Oneida County, NY	18,516	22,813	27,503	3.5%	3.8%
Smith County, TX	19,072	23,398	27,655	3.5%	3.4%
Warren County, TN	15,759	19,472	22,982	3.6%	3.4%
Rutherford County, TN	19,938	25,367	30,940	4.1%	4.1%
Middlesex County, MA	31,199	42,582	55,842	5.3%	5.6%

2005 Age Distribution(%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55+ Yrs.

United States	20.4%	27.5%	29.1%	23.0%
Onondaga County, NY	19.7%	26.5%	29.2%	24.6%
Oneida County, NY	17.6%	26.1%	28.6%	27.7%
Smith County, TX	20.8%	27.3%	26.8%	25.0%
Warren County, TN	19.4%	26.1%	28.9%	25.6%
Rutherford County, TN	21.7%	32.4%	29.7%	16.2%
Middlesex County, MA	19.0%	26.6%	31.6%	22.8%

2005 HH Income Dist.(%)	Less Than $25,000	$25,000 to 50,000	$50,000+

United States	22.7%	25.8%	51.6%
Onondaga County, NY	24.6%	25.0%	50.4%
Oneida County, NY	28.3%	27.8%	43.9%
Smith County, TX	25.9%	29.7%	44.5%
Warren County, TN	34.5%	29.2%	36.3%
Rutherford County, TN	17.8%	24.2%	58.0%
Middlesex County, MA	13.7%	16.7%	69.6%

Source:  ERSI.

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Local Economies

          Beacon Federal’s branch offices serve a diverse set of market area counties with different employment and economic characteristics.  The Association’s home county of Onondaga, and neighboring Oneida County, are both older, slow growth counties with urban populations in the larger cities (Syracuse, Rome and Utica), and extensive rural areas.  These two counties, while traditionally manufacturing based, have experienced manufacturing job losses and a slow diversification of their economies over the past several decades, with no prominent employment sector at present.  Largest employers in Onondaga County include Lockheed Martin, Syracuse University, Magna International and St. Joseph’s Hospital Health Center.  Currently, the largest non-governmental non-healthcare product of Oneida County is gambling.  The “Turning Stone Casino Resort” is an enterprise of the Oneida Indian Nation of New York, and the largest private employer in Oneida County.  Middlesex County, Massachusetts contains a relatively large, diversified economy, with higher incomes and educational characteristics typical of the Boston metropolitan area.  Housing prices reflect the location and other characteristics of the area.

          Rutherford County, Tennessee, a suburb of Nashville, represents a very different market area, and is an extremely fast growth area with employment driven by the attractiveness of the area for net in-migration.  The benefits of lower housing costs, location near a larger metropolitan area (Nashville), and a favorable climate has made this a destination for many out-of-state individuals.  Favorable employee laws and lack of union representation has resulted in a large presence for the automobile industry, with the Nissan Corp. the largest employer regional employer, and manufacturing being a large part of the economic base.  In addition, Nashville’s leadership in the country music industry has resulted in further growth of the region, both economically, and as a destination for tourism and related industries.  The largest employers in Rutherford County include Nissan North American, Inc., Rutherford County Government, Middle Tennessee State University, Bridgestone/Firestone Inc., Ingram Book Company and the State Farm Insurance Company.  Additional employment is found in the health care and technology sectors.  Warren County, Tennessee, approximately 50 miles southeast of Smyrna, reflects a more traditional rural market area county, with a single population center (McMinnville, the county seat), and a number of very small towns throughout the county.  This

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market area, typical of many rural areas, has a small overall population base, and also has a large manufacturing component of the economy.  The largest employer in Warren County is Yorozu Automotive, an automobile parts supplier to the automobile manufacturers in the central Tennessee region.  Warren County is also known as the “nursery capital of the world” and has a large employment base in nursery’s and related industries.

          Finally, the Association’s Smith County, Texas market area contains a relatively large population center in the city of Tyler, which acts as an economic center for the East Texas Region.  As such, the Tyler economy contains a large health care industry and education employment in the form of the University of Texas at Tyler.  Historically, Tyler also has had a large manufacturing employment base, and is known as the “rose capital” of the world, as the area is the largest producer of roses in the nation.  Currently, the largest employers in Smith County include the Trinity Mother Frances Health Care Center, the East Texas Medical Center, Brookshire Grocery Company, Tyler Independent School District, Trane Company, Wal-Mart, Carrier Corporation and University of Texas Health Center.  There are a large number of smaller manufacturing companies.

          These varied employment characteristics are shown in Table 2.2, as Onondaga County, Middlesex County and Smith County reported the highest employment in the services sector of the economy.  Additional data is shown in Exhibit II-4.  Warren and Rutherford Counties in Tennessee had the highest level of manufacturing employment, an indication of dependence on this economic sector.  Warren County, the most rural area served by the Association, also contained the highest level of agriculture employment.  Smith County in Texas followed a similar employment structure as Onondaga County, with services and trade comprising the largest employment sectors.  In summary, the data presented in Table 2.2 reveals a relatively diverse employment base to be served by the Association, with services and trade comprising the largest base of employment, followed by government and manufacturing employment.

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Table 2.2
Beacon Federal
Primary Market Area Employment Sectors
(Percent of Labor Force)

	United States	6 County Market Area	Onondaga County, NY	Oneida County, NY	Smith County, TX	Rutherford County, TN	Warren County, TN	Middlesex County, MA

Services	36.78%	34.60%	38.27%	34.54%	38.40%	32.19%	18.11%	46.08%
Wholesale/Retail Trade	14.68%	14.71%	16.63%	11.84%	16.83%	15.21%	14.04%	13.70%
Government	13.91%	12.12%	13.54%	19.95%	11.10%	10.66%	8.89%	8.58%
Manufacturing	8.75%	14.06%	9.28%	8.45%	8.39%	18.47%	30.65%	9.12%
Fin. Insur. RE	8.43%	6.75%	8.04%	8.09%	7.43%	6.36%	3.79%	6.77%
Transportation/Utility	3.49%	2.91%	3.12%	2.87%	3.47%	4.77%	1.12%	2.09%
Arts, Entertainment	2.03%	1.48%	1.93%	1.46%	1.31%	1.43%	0.64%	2.12%
Construction	5.99%	4.93%	4.48%	3.50%	5.62%	6.00%	4.65%	5.35%
Agriculture	1.75%	2.83%	0.36%	1.22%	2.24%	1.59%	11.46%	0.14%
Other	4.19%	5.62%	4.36%	8.08%	5.22%	3.33%	6.66%	6.05%

	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

Source: REIS.

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Unemployment Characteristics

          As shown in Table 2.3, similar to national trends, unemployment in Beacon Federal’s market area counties has decreased in the last three months compared to the annual average for 2006, with more rural Warren County, Tennessee recording the highest unemployment rate, well above comparative averages.  The Rutherford County, Tennessee (Memphis) and Middlesex County, Massachusetts (Boston) unemployment rates remained lower than the comparative averages, affected by the proximity to Nashville and Boston.  Overall, the lower unemployment rate in Beacon Federal’s market area counties is a favorable sign as it reflects a level of demand for workforce employees.

Table 2.3
Beacon Federal
Market Area Unemployment Trends

Region	2006 Annual Unemployment	March 2007 Unemployment

United States	4.6%	4.5%
Onondaga County, NY	4.2%	4.2%
Oneida County, NY	4.3%	4.4%
Warren County, TN	9.0%	7.4%
Rutherford County, TN	4.0%	3.9%
Smith County, TX	4.7%	4.1%
Middlesex County, MA	4.1%	3.7%

Average	5.1%	4.6%

Source: U.S. Bureau of Labor Statistics.

Competition

          Due to the size of markets in which the Association operates, and the size of certain branch offices, Beacon Federal holds only a moderate market share of deposits in most market area counties (see Table 2.4).  The largest deposit market shares held by the Association are in Warren County, Tennessee (7.8% of deposits) and Onondaga County, New York (3.4% of deposits).  Beacon Federal thus has potential for additional growth given the positioning of the offices in counties with large population bases.  In most market area counties, Beacon Federal

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Table 2.4
Beacon Federal
Deposit Summary

	As of June 30,

	2002			2006			Deposit Growth Rate 2002-2006

	Deposits	Market Share	# of Branches	Deposits	Market Share	# of Branches

	(Dollars in Thousands)						(%)
Beacon Federal Total	$208,462		6	$420,689		5	19.2%
New York
Onondaga County	$5,860,205	100.0%	134	$6,905,631	100.0%	145	4.2%
Commercial Banks	5,286,823	90.2%	123	5,928,038	85.8%	127	2.9%
Savings Institutions	573,382	9.8%	11	977,593	14.2%	18	14.3%
Beacon Federal (East Syracuse)	147,800	2.5%	1	232,521	3.4%	1	12.0%

Oneida County	$3,138,343	100.0%	69	$3,902,342	100.0%	64	5.6%
Commercial Banks	2,356,481	75.1%	57	2,410,969	61.8%	46	0.6%
Savings Institutions	781,862	24.9%	12	1,491,373	38.2%	18	17.5%
Beacon Federal (Rome, Marcy-2 New Brnchs)	—	0.0%	—	—	0.0%	—	#DIV/0!

Texas
Smith County	$2,435,064	100.0%	57	$3,041,416	100.0%	68	5.7%
Commercial Banks	2,168,967	89.1%	49	2,673,637	87.9%	61	5.4%
Savings Institutions	266,097	10.9%	8	367,779	12.1%	7	8.4%
Beacon Federal (Tyler)	20,865	0.9%	1	75,390	2.5%	1	37.9%

Tennessee
Warren County	$555,755	100.0%	17	$637,494	100.0%	19	3.5%
Commercial Banks	451,609	81.3%	14	480,710	75.4%	16	1.6%
Savings Institutions	104,146	18.7%	3	156,784	24.6%	3	10.8%
Beacon Federal (Smartt)	25,141	4.5%	1	49,710	7.8%	1	18.6%

Rutherford County	$1,673,262	100.0%	53	$2,454,668	100.0%	66	10.1%
Commercial Banks	1,670,687	99.8%	52	2,440,959	99.4%	65	9.9%
Savings Institutions	2,575	0.2%	1	13,709	0.6%	1	51.9%
Beacon Federal (Smyrna (Nashville Suburb))	2,575	0.2%	1	13,709	0.6%	1	51.9%

Shelby County	$16,928,376	100.0%	244	$23,016,912	100.0%	254	8.0%
Commercial Banks	16,524,863	97.6%	235	22,636,421	98.3%	251	8.2%
Savings Institutions	403,513	2.4%	9	380,491	1.7%	3	-1.5%
Beacon Federal (Collierville)	2,995	0.0%	1	—	0.0%	—	-100.0%

Massachusetts
Middlesex County	$31,190,000	100.0%	479	$33,830,000	100.0%	491	2.1%
Commercial Banks	14,030,000	45.0%	218	16,885,000	49.9%	244	4.7%
Savings Institutions	17,160,000	55.0%	261	16,945,000	50.1%	247	-0.3%
Beacon Federal (Chelmsford)	9,086	0.0%	1	49,359	0.1%	1	52.7%

Sources: FDIC and SNL Financial.

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competes with a number of locally-based and locally-owned financial institutions, along with regional and superregional competitors.  In the Association’s headquarters office location of Onondaga County, New York, the competitors include Manufacturers and Traders Trust Company, Keybank National Association, HSBC Bank USA, JPMorgan/Chase, Bank of America.  In addition, the Association faces competition from other credit unions, mortgage banking companies, consumer finance companies, investment houses, mutual funds, insurance companies and other financial intermediaries.  Over the recent past, the competitive factors have intensified with the growth of electronic delivery systems (particularly the Internet).  In the remaining five market area counties, the three largest competitors for deposits are listed below in Table 2.5.

Table 2.5
Beacon Federal
Market Area Counties Deposit Competitors

Location	Name

Oneida County, NY	Partners Trust Bank
Bank of Utica
HSBC Bank USA

Warren County, TN	First NB of McMinnville
Regions Bank
Security FSB of McMinnville

Rutherford County, TN	Pinnacle National Bank
Suntrust Bank
Bank of America, NA

Smith County, TX	Southside Bank
Bank of America, NA
Regions Bank

Middlesex County, MA	Citizens Bank of MA
Bank of America
Middlesex Savings Bank

Source: FDIC.

          Table 2.4 displays deposit trends for thrifts and commercial banks in the market area counties from 2002 to 2006.  Within the regional market areas, Beacon Federal holds the largest market share of deposits in Warren County, Tennessee (McMinnville) at 7.8% of deposits,

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followed by Onondaga County, New York (East Syracuse) at 3.4%.  As shown in Table 2.4, within the regional market areas, Beacon Federal recorded significant gains in deposits on a percentage basis over the past three years in most areas, although the absolute dollar amount of deposits in Rutherford County is modest.  Alternatively, Beacon closed the Shelby County, Tennessee office.

          The fastest growth market areas in terms of total deposits include Rutherford County, Tennessee at 10.1% annually, and Smith County, Texas at 5.7% annually.  The slowest growth market areas served are Middlesex County (2.1% annual growth), Warren County, Tennessee and the headquarters county of Onondaga, reporting a 4.2% growth rate for the four years ended June 30, 2006.  Commercial banks have a strong majority of deposit funds in all market area counties except for Oneida County, New York and Middlesex County, Massachusetts (Boston).  Savings institution deposits exceed commercial bank deposits in Middlesex County, Massachusetts.  Based on these market share figures, Beacon Federal has the continued ability to increase deposits, and therefore deposit market share.

Summary

          The overall condition of the primary market area can be characterized as stable, with growth potential in some market area counties and lower potential in others, based on regional population and economic projections.  Going forward, in view of the local demographic and economic trends and the numbers and types of competitors in the market area, the competition for deposits is expected to remain substantial, which will result in Beacon Federal having to pay competitive deposit rates, provide high quality service and provide electronic banking capabilities to increase local market share.

RP® FINANCIAL, LC.
PAGE 3.1

III.  PEER GROUP ANALYSIS

          This chapter presents an analysis of Beacon Federal’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines.  The basis of the pro forma market valuation of Beacon Federal is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group.  Since no Peer Group can be exactly comparable to Beacon Federal, key areas examined for differences are:  financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

          The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines.  Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions.  Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value.  We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history.  A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

          Ideally the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics.  There are approximately 165 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will

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 be comprised of institutions with relatively comparable characteristics.  To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences.  Since Beacon Federal will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group.  From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Beacon Federal.  In the selection process, we applied two “screens” to the universe of all public companies:

o

Screen #1.  Fully converted New York institutions, outside of metropolitan New York City in full stock form for more than one year, with assets between $500 million and $1 billion, an ROE of less than 10%, positive core earnings and a meaningful price-earnings multiple.  Two companies met the criteria for Screen #1 and both were included in the Peer Group:  Elmira Savings Bank, FSB of Elmira and Rome Bancorp, Inc. of Rome.  Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded New York thrifts.

o

Screen #2.  Fully converted Massachusetts institutions in full stock form for more than one year, with assets between $500 million and $1 billion, an ROE of less than 10%, positive core earnings and a meaningful price-earnings multiple.  Five companies met the criteria for Screen #2 and all were included in the Peer Group:  Benjamin Franklin Bancorp, Inc. of Franklin, Central Bancorp of Somerville, Hingham Institution for Savings of Hingham, LSB Corp. of North Andover and MassBank Corp. of Reading.  Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Massachusetts thrifts.

o

Screen #3.  Fully converted Pennsylvania institutions in full stock form for more than one year, with assets between $500 million and $1 billion, an ROE of less than 10%, positive core earnings and a meaningful price-earnings multiple.  Three companies met the criteria for Screen #3 and all were included in the Peer Group:  Harleysville Savings Financial Corp. of Harleysville, TF Financial Corp. of Newtown and Fidelity Bancorp, Inc. of Pittsburgh.  Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded New York thrifts.

          Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.  While there are expectedly some differences between the Peer Group companies and Beacon Federal, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments.  The following sections present a comparison of Beacon Federal’s financial

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[Statistical Information Omitted]

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condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

          A summary description of the key characteristics of each of the Peer Group companies is detailed below, when compared to the Peer Group as a whole.

o

Benjamin Franklin Bancorp, Inc. of Franklin.  The largest peer group company in terms of asset size, financial characteristics include a level of goodwill on its books, a high level of non-interest income, high operating expenses, and investment in commercial real estate/multifamiliy loans.  Also has a large loans serviced for others portfolio and favorable asset quality measures.

o

MassBank Corp. of Reading.  The peer group company with the largest branch office network, aspects include a large cash and investments portfolio, a high equity/assets ratio, and a recent decline in assets.  Also reported a relatively high return on assets, and low operating expenses, a low risk-weighted assets ratio due to the investment portfolio, and strong asset quality measures.

o

Harleysville Savings Financial Corporation of Harleysville.  This company reported a leveraged capital ratio of under 7%, higher use of borrowings, and a low loan/assets ratio.  The low level of loans resulted in the lowest net interest income ratio of the peer group, the lowest yield/cost spread.  Operating expenses were also the lowest of the peer group companies.  Harleysville reported little loan diversification beyond 1-4 family loans and MBS, resulting in the lowest risk-asset/asset ratio.

o

Fidelity Bancorp, Inc. of Pittsburgh.  Reported a relatively large branch office network, , high use of borrowings and a low capital ratio.  Similar to Harleysville, reported a low net interest income ratio due to high funding costs, a low net interest margin, and maintained low operating expenses.  Loan portfolio diversification was modest, and concentrated in commercial real estate/multifamily loans, with no loans serviced for others portfolio.  Reserve coverage ratios were relatively modest compared to other peer group companies.

o

Hingham Institution for Savings of Hingham.  This peer group company reported strong investment in loans receivable and high use of borrowed funds, along with the highest asset growth in the past year of all the peer group companies.  A moderate level of net income was supported by low operating expenses and a high proportion of commercial real estate/multifamily loans held in portfolio.  Most asset quality measures were more favorable than the peer group averages.

o

TF Financial Corp. of Pittsburgh.  Maintaining a relatively large branch office network, this company reported a strong level of investment in loans receivable, and experience a slight decline in assets over the most recent year.  Net income was higher than the peer group average, supported by low funding costs, higher non-interest income and offset in part by higher operating expenses.  A modest level of loan diversification into commercial real estate/multifamily loans was revealed, along with a loans serviced for others portfolio.  Asset quality ratios were less favorable than the peer group averages.

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o

Central Bancorp of Somerville.  Also maintaining a large branch office network, this company reported a high loans/assets ratio and a leveraged balance sheet, with assets increasing by the second highest percentage in the last year.  Reporting the second lowest net income ratio of the peer group, income was affected by a low level of non-interest income and high operating expenses.  Loan portfolio diversification was strong, primarily into commercial real estate/multifamily lending and construction lending.  Asset quality ratios were favorable.

o

LSB Corp. of North Andover.  The third smallest peer group company, reported a high level of investment securities on the balance sheet, funding with a high level of borrowings.  Net income was the lowest of all peer group companies, due to net non-operating losses experienced during the most recent year, and the highest effective tax rate of all peer group companies.  Investment in MBS was the highest of all peer group companies, and loan diversification was high in commercial real estate/multifamily loans.  This company also maintained a high loans serviced for others portfolio.

o

Elmira Savings Bank, FSB of Elmira.  The second smallest peer group member, reported the highest asset growth in the past year of all peer group companies, and high investment in loans receivable.  Net income close to the peer group average was supported by a somewhat higher net interest income ratio, offset by somewhat higher operating expenses.  This company had the highest loan diversification into commercial business and consumer lending of all peer group companies, with asset quality ratios in line with peer group averages.

o

Rome Bancorp, Inc, of Rome.  Selected due to relatively high loans-to-assets ratio, high equity-to-assets ratio, relatively strong net interest margin, higher earnings contribution from non-interest operating income, relatively high level of operating expenses, lending diversification emphasis on commercial real estate/multi-family loans and commercial business loans and favorable credit quality measures.

          In aggregate, the Peer Group companies maintain a lower level of capital as the industry average (10.54% of assets versus 12.44% for all public companies), generate higher earnings as a percent of average assets (0.58% ROAA versus 0.57% for all public companies), and generate a higher ROE (6.08% ROE versus 5.64% for all public companies).  Overall, the Peer Group’s average P/B ratio was below the average for all publicly-traded thrifts, while the Peer Group’s P/E multiple was slightly higher.

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	All Publicly-Traded	Peer Group

Financial Characteristics (Averages)
Assets ($Mil)	$3,009	$638
Market capitalization ($Mil)	$440	$81
Equity/assets (%)	12.44%	10.54%
Return on average assets (%)	0.57	0.58
Return on average equity (%)	5.64	6.08
Pricing Ratios (Averages)(1)
Price/earnings (x)	19.96x	21.80x
Price/book (%)	144.46%	128.97%
Price/assets (%)	17.98	13.72

(1)	Based on market prices as of May 25, 2007.

          Ideally, the Peer Group companies would be comparable to Beacon Federal in terms of all the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies.  However, in general, the companies selected for the Peer Group were fairly comparable to Beacon Federal, as will be highlighted in the following comparative analysis.

Financial Condition

          Table 3.2 shows comparative balance sheet measures for Beacon Federal and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above.  The Association’s and the Peer Group’s ratios reflect balances as of March 31, 2007, unless indicated otherwise for the Peer Group companies.  Beacon Federal’s equity-to-assets ratio of 6.9% was below the Peer Group’s average net worth ratio of 10.5%.  However, the Association’s pro forma capital position will increase with the addition of stock proceeds and will exceed the Peer Group’s ratio following the stock offering.  Tangible equity-to-assets ratios for the Association and the Peer Group equaled 6.9% and 10.0%, respectively.  The increase in Beacon Federal’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs.  At the same time, the Association’s higher pro forma capitalization will initially depress return on equity.  Both Beacon Federal’s and the Peer Group’s capital ratios reflected capital

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[Statistical Information Omitted]

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surpluses with respect to the regulatory capital requirements, with the Peer Group’s ratios currently exceeding the Association’s ratios.  On a pro forma basis, the Association’s regulatory surpluses will likely be above the Peer Group’s ratios.

          The interest-earning asset compositions for the Association and the Peer Group were relatively similar, with loans constituting the bulk of interest-earning assets for both Beacon Federal and the Peer Group.  The Association’s loans-to-assets ratio of 86.0% was higher than to the comparable Peer Group ratio of 64.4%.  Comparatively, the Peer Group’s cash and investments-to-assets ratio of 31.7% exceeded the comparable ratio for the Association of 12.5%.  Overall, Beacon Federal’s interest-earning assets amounted to 98.5% of assets, which exceeded the comparable Peer Group ratio of 96.1%.

          Beacon Federal’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition.  The Association’s deposits equaled 80.2% of assets, which was above the comparable Peer Group ratio of 67.2%.  Comparatively, borrowings were utilized to a greater degree by the Peer Group, as indicated by borrowings-to-assets ratios of 12.8% and 21.3% for Beacon Federal and the Peer Group, respectively.  Total interest-bearing liabilities maintained by the Association and the Peer Group, as a percent of assets, equaled 93.0% and 88.5%, respectively.  Following the increase in capital provided by the net proceeds of the stock offering, the Association’s ratio of interest-bearing liabilities as a percent of assets will likely be less than the Peer Group’s ratio.

          A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio.  Presently, the Peer Group’s IEA/IBL ratio is stronger than the Association’s ratio, based on IEA/IBL ratios of 108.6% and 105.9%, respectively.  The additional capital realized from stock proceeds should serve to provide Beacon Federal with an IEA/IBL ratio that approximates or exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

          The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items.  Beacon Federal’s and the Peer Group’s growth rates are based on growth for the twelve months ended March 31, 2007 or the most recent period available.  Beacon Federal’s assets

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increased at a 20.2% annual rate, which was well above the Peer Group’s asset growth rate of 1.9%.  Asset growth for the Association was realized through both investment and loan growth, which was funded by deposit growth, and to a lesser extent, borrowings growth.  The Peer Group experienced growth in loans which was funded with available cash and investments, resulting in the minimal change in assets over the preceeding twelve month period.

          Borrowings remained relatively stable during the most recent twelve months for the Association, as deposits increased at a much higher rate.  The minimal asset growth for the Peer Group was funded by deposit growth, offset in part by a decline in borrowings, however, the Peer Group’s deposit growth rate was well below the comparable growth rate posted by the Association.  Both Beacon Federal and the Peer Group experienced a modest increase in net worth over the trailing twelve month period.  The Association’s capital was increased by net income recorded during the period, while the Peer Group’s capital improvement was slowed by dividend payments as well as stock repurchases.  The increase in capital realized from stock proceeds, as well as possible dividend payments and stock repurchases, will likely depress the Association’s capital growth rate following the stock offering.

Income and Expense Components

          Table 3.3 displays comparable statements of operations for the Association and the Peer Group, based on earnings for the twelve months ended March 31, 2007, unless otherwise indicated for the Peer Group companies.  Beacon Federal and the Peer Group reported net income to average assets ratios of 0.30% and 0.58%, respectively.  The Peer Group reported a higher net interest income ratio, lower loan loss provisions and a lower effective tax rate in comparison to the Association.  The Association’s earnings reflected comparative earnings advantages with respect to higher non-interest income, lower operating expenses and higher non-operating income.

          The Peer Group’s stronger net interest margin was realized through maintenance of a lower interest expense ratio, which was partially offset by the Association’s higher interest income ratio.  The Association’s higher interest income ratio was realized through earning a higher yield on interest-earning assets (5.90% versus 5.70% for the Peer Group), which was supported by the Association’s interest-earning asset composition that reflected a higher

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[Statistical Information Omitted]

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concentration of loans in comparison to the Peer Group’s interest-earning asset composition.  The Peer Group’s lower interest expense ratio was supported by maintenance of a lower cost of funds (3.13% versus 3.74% for the Association) and maintenance of a lower level of interest-bearing liabilities funding assets.  Overall, Beacon Federal and the Peer Group reported net interest income to average assets ratios of 2.33% and 2.67%, respectively.

          In another key area of core earnings strength, the Association maintained a lower level of operating expenses than the Peer Group.  For the period covered in Table 3.3, the Association and the Peer Group reported operating expense to average assets ratios of 2.09% and 2.18%, respectively.  Consistent with the Association’s lower operating expense ratio and more diversified operations, Beacon Federal maintained a lower number of employees relative to its asset size.  Assets per full time equivalent employee equaled $5.8 million for the Association, versus a comparable median measure of $5.5 million for the Peer Group.  Beacon Federal’s lower operating expense ratio could in part be attributed to maintaining a lower number of branch offices in relation to total assets than the Peer Group, and relatively low investment in fixed assets.  Beacon Federal has also acted to centralize a number of the operating functions of the Association, despite the wide ranging branch office network, which has limited increases in expenses as the Association has grown.  On a post-offering basis, the Association’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses.  At the same time, Beacon Federal’s capacity to leverage operating expenses will be comparable to or greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

          When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities.  In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Peer Group’s earnings were stronger than the Association’s.  Expense coverage ratios posted by Beacon Federal and the Peer Group equaled 1.11x and 1.22x, respectively.  An expense

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coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

          As noted above, sources of non-interest operating income provided a slightly larger contribution to the Association’s earnings.  Non-interest operating income equaled 0.50% and 0.43% of Beacon Federal’s and the Peer Group’s average assets, respectively.  Taking non-interest operating income into account in comparing the Association’s and the Peer Group’s earnings, Beacon Federal’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 73.9% was less favorable than the Peer Group’s efficiency ratio of 70.3%.  The Peer Group’s more favorable efficiency ratio was realized through maintenance of a higher net interest income ratio, offset in part by a higher operating expense ratio and lower non-interest income.

          Loan loss provisions had a larger impact on the Association, with loan loss provisions established by the Association and the Peer Group equaling 0.18% and 0.02% of average assets, respectively, with the Association adding to the reserve balance partially as a result of the stronger growth in the loans receivable balance.  The impact of loan loss provisions on the Association’s and the Peer Group’s earnings were indicative of their generally favorable credit quality measures and lending strategies.

          The Association reported net non-operating gains of 0.02% of average assets, resulting from a gain on the sale of investment securities, while the Peer Group reported net non-operating losses of 0.08% of average assets.  Typically, gains and losses generated from non-operating items are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from these items are not considered to be part of an institution’s core operations.  Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, which were not part of the Association’s income statement, such gains may be considered to be an ongoing activity for an institution particularly during periods of low interest rates and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income.  Extraordinary items were not a factor in either the Association’s or the Peer Group’s earnings.

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          Taxes had a significantly larger impact on the Association’s earnings, as Beacon Federal and the Peer Group posted effective tax rates of 46.9% and 29.7%, respectively.  As indicated in the prospectus, the Association’s effective marginal tax rate is equal to 39%.

Loan Composition

          Table 3.4 presents data related to the Association’s and the Peer Group’s loan portfolio compositions and investment in mortgage-backed securities.  The Association’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and MBS as a percent of assets than maintained by the Peer Group (56.8% versus 49.7% for the Peer Group).  The Association’s higher ratio was attributable to maintaining a higher concentration of 1-4 family loans, offset by a lower proportion of MBS.  Loans serviced for others equaled 0.0% and 4.1% of the Association’s and the Peer Group’s assets, respectively, thereby indicating a lower influence of mortgage banking activities on the Association’s operations.  Servicing intangible assets were a minor balance sheet item for Peer Group.

          Diversification into higher risk types of lending was greater for the Association.  Consumer loans represented the most significant area of lending diversification for the Association (14.37% of assets), followed by commercial real estate/multifamily loans (12.0% of assets).  The Peer Group’s lending diversification consisted primarily of commercial real estate/multi-family loans (17.7% of assets), followed by construction/land loans (3.8% of assets).  Lending diversification was more significant for the Association with respect to commercial business loans, while construction loans represented a more significant area of lending diversification for the Peer Group.  Overall, the Association’s higher ratio of loans-to-assets and higher overall degree of lending diversification into higher risk types of lending translated into a higher risk weighted assets-to-assets ratio of 68.3%, versus a comparable Peer Group ratio of 59.5%.

Credit Risk

          Overall, the credit risk associated with the Association’s balance sheet was considered to be similar to the Peer Group’s, as implied by credit quality measures for non-performing assets and reserve coverage ratios (see Table 3.5).  As of March 31, 2007, the Association reported total

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[Statistical Information Omitted]

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[Statistical Information Omitted]

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NPAs plus loans greater than 90 days delinquent and still accruing equal to 0.13% of assets, versus 0.16% of assets for the Peer Group.  Beacon Federal reported a zero balance of non-performing loans (non-accruing loans), versus 0.25% of loans for the Peer Group.  The Peer Group’s loss reserves as a percent of NPAs equaled 302.3%, versus 629.3% for the Association.  Loss reserves maintained as percent of loans were higher for the Association (0.95% versus 0.77% for the Peer Group).  The Association’s credit risk exposure was considered to be less favorable with respect to recording a higher level of net loan charge-offs for the most recent twelve month period.  Comparatively, net loan charge-offs recorded by the Peer Group equaled 0.01% of net loans receivable.

Interest Rate Risk

          Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Association versus the Peer Group.  In terms of balance sheet composition, Beacon Federal’s interest rate risk characteristics were considered to be less favorable than the Peer Group’s.  Most notably, Beacon Federal’s lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin, while the Association maintained a lower level of non-interest earning assets.  On a pro forma basis, the infusion of stock proceeds should provide the Association with comparable or more favorable balance sheet interest rate risk characteristics than currently maintained by the Peer Group, particularly with respect to the increases that will be realized in Association’s equity-to-assets and IEA/IBL ratios.

          To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Beacon Federal and the Peer Group.  In general, the relative fluctuations in the Association’s net interest income to average assets ratios were considered to be higher than the Peer Group and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, Beacon Federal was viewed as maintaining a higher degree of interest rate risk exposure in the net interest margin.  The stability of the Association’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding Beacon Federal’s assets.

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[Statistical Information Omitted]

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Summary

          Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Beacon Federal.  Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint.  Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

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IV.  VALUATION ANALYSIS

Introduction

          This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Association’s conversion transaction.

Appraisal Guidelines

          The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion.  Pursuant to this methodology:  (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences.  In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

          The valuation analysis herein complies with such regulatory approval guidelines.  Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques.  Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings.  It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

          The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock.  Throughout the conversion process, RP Financial will:  (1) review changes in

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Beacon Federal’s operations and financial condition; (2) monitor Beacon Federal’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally.  If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any.  RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

          The appraised value determined herein is based on the current market and operating environment for the Association and for all thrifts.  Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Beacon Federal’s value, or Beacon Federal’s value alone.  To the extent a change in factors impacting the Association’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

          A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III.  The following sections summarize the key differences between the Association and the Peer Group and how those differences affect the pro forma valuation.  Emphasis is placed on the specific strengths and weaknesses of the Association relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform.  We have also considered the market for thrift stocks, including the market for new issues, to assess the impact on value of Beacon Federal coming to market at this time.

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1.       Financial Condition

          The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness.  The similarities and differences in the Association’s and the Peer Group’s financial strengths are noted as follows:

•

Overall Assets/Liability (“A/L”) Composition.  The Association’s IEA composition exhibited a higher concentration of loans and greater diversification into higher risk and higher yielding loans than the Peer Group.  The Association’s lending strategy includes a dependence on high balance commercial real estate loans in out-of-market areas for loan generation, adding to risk in the asset base.  Beacon Federal’s loans are generated from a wide ranging, unconnected branch network in four states extending from Massachusetts to Texas.  The Association’s asset composition provided for a higher IEA yield and a higher risk weighted assets-to-assets ratio than maintained by the Peer Group on average.

Beacon Federal’s funding composition reflected a higher level of deposits and a lower level of borrowings in comparison to the Peer Group, and as a percent of assets, Beacon Federal maintained a higher IBL level compared to the Peer Group average.  On a combined basis, the Association currently maintains a lower IEA/IBL ratio, but this disadvantage is expected to be reversed on a pro forma basis.  On balance, RP Financial concluded that the Association’s A/L composition on a pro forma basis was a negative factor in our adjustment for financial condition.

•

Credit Quality.  Beacon Federal maintained lower ratios of NPAs and delinquent loans than the Peer Group on average.  Loss reserves as a percent of loans were higher for the Association, with a larger portion of loan chargeoffs related to the consumer loan portfolio, which acts to limit the level of NPAs at any given time.  Reserve coverage ratios were more favorable for Beacon Federal.  Net loan charge-offs were higher for the Association, and Beacon Federal maintained greater loan portfolio diversification and a higher risk weighted assets-to-assets ratio than the Peer Group.  The Association’s loan portfolio is spread over a several disparate geographic areas extending from Massachusetts to Texas, raising the potential for loan quality issues because of out-of-market lending and oversight.  Overall, in comparison to the Peer Group, the Association appears to have somewhat higher credit risk exposure, which was considered as a negative factor in our adjustment for financial condition.

•

Balance Sheet Liquidity.  The Peer Group operated with a higher level of cash and investment securities relative to the Association (31.7% of assets versus 12.5% for the Association).  Following the infusion of stock proceeds, the Association’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments,

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or potentially to reduce its higher borrowings utilization. Overall, RP Financial concluded that this was a neutral factor in our adjustment for financial condition.

•

Funding Liabilities.  Beacon Federal’s higher IBL is attributable to Beacon Federal’s lower capital position, although this relationship is expected to be reversed on a pro forma basis.  The Association’s retail deposits are more limited than the Peer Group with greater reliance on higher cost brokered CDs, large balance CDs and high cost money market funds.  The Association’s deposit customer base is less attractive due to the unconnected branch office network (one branch per city) which limits the potential for growth in savings and checking account retail customers.

The Association’s overall cost of funds is higher than the Peer Group, an unfavorable income statement structure and limits profitability.  Increased capitalization and reinvestment of offering proceeds will reduce the negative impact of the funding base on profitability.

•

Capital.  Following the stock offering, Beacon Federal’s pro forma capital position will exceed the Peer Group’s equity-to-assets ratio, reversing the currently lower ratio.  The increase in the Association’s pro forma capital position will result in greater leverage potential and potentially reduce the IBL level.  At the same time, the Association’s higher capital will likely result in a lower ROE.  On balance, RP Financial concluded this was a slightly positive factor in our adjustment for financial condition.

          On balance, no valuation adjustment was applied for the Association’s financial condition relative to the Peer Group.

2.        Profitability, Growth and Viability of Earnings

          Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings.  The major factors considered in the valuation are described below.

•

Reported Earnings.  The Association’s reported earnings were considerably lower than the Peer Group’s on a ROAA basis (0.30% of average assets versus 0.58% for the Peer Group), reflecting a lower net interest income ratio, higher provisions for loan losses and a higher effective tax rate.  The lower net interest income ratio was due to a higher interest expense ratio, evident in the Association’s higher cost of funds and lack of an effective retail branch office network that would be attractive to a retail customer base.  Non-interest income and operating expenses were slightly positive factors for the Association.  While the net reinvestment benefit of the offering proceeds should support the Association’s profitability,

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there will remain a noticeable comparative disadvantage, leading to the net downward adjustment for profitability, growth and viability of earnings.

•

Core Earnings.  Both the Association’s and the Peer Group’s earnings were derived largely from recurring sources, with the disadvantages highlighted above.  The Association maintains a lower expense coverage ratio, 1.11x versus 1.22x for the Peer Group.  Similarly, the Association’s efficiency ratio of 73.9% was less favorable than the Peer Group’s efficiency ratio of 70.3%.  While the conversion proceeds reinvestment will support the Association’s profitability, on a core basis, the Association will maintain lower profitability, thus supporting a downward valuation earnings adjustment.

•

Interest Rate Risk.  Historically, the Association’s exposure to interest rate risk appears to have been greater than the Peer Group’s, and this factor is evident in the recent net interest margin and earnings performance which are low at present and continuing to trend downward.  On a pro forma basis, the infusion of stock proceeds can be expected to reduce the interest rate risk through higher capitalization and proceeds reinvestment.  On balance, RP Financial concluded that interest rate risk was a negative factor in our adjustment for profitability, growth and viability of earnings.

•

Credit Risk.  As noted in the earlier section, the Association appears to have a similar credit risk profile with lower NPAs, higher reserve coverage ratios, offset by higher loan chargeoff ratios and higher risk-weighted assets to assets.  In addition, the loan portfolio is more diversified into high risk-weighted loans, and the large balance loans are spread out over a large geographic area in disparate markets that limit management oversight.  Accordingly, RP Financial concluded that credit risk was a negative factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential.  Despite the Association’s recent stronger asset growth, the Association’s core profitability has been more volatile than the Peer Group’s largely due to spread volatility, with a sharp decline realized in the most recent fiscal year.  The recent past indicates that deposit growth is achievable, but with high funding costs and low margins.  The infusion of stock proceeds will increase the Association’s earnings growth potential with respect to leverage capacity, however the Association’s ability to strongly increase lower cost deposits is limited by the unconnected branch office network structure (which consists of office locations in four separate states), and the competitive environment within those states.

Growth in non-interest operating income has been much slower than asset and deposit growth, due to a lack of growth of core deposit accounts.  This provides less earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of unfavorable changes in the yield curve, as in the current environment.  On balance, this was a negative factor in our adjustment for profitability, growth and viability of earnings.

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•

Return on Equity.  Beacon Federal’s current return on equity is lower than the Peer Group’s ratio.  Accordingly, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Association’s equity, combined with the Association’s lower return on assets, the Association’s pro forma return on equity on a core earnings basis will be significantly below the Peer Group’s return on equity ratio. Accordingly, this was a negative factor in the adjustment for profitability, growth and viability of earnings.

          On balance, we concluded that a significant downward adjustment was warranted for this factor.

3.        Asset Growth

          Beacon Federal’s asset growth for the most recent twelve month period was higher than the Peer Group’s asset growth rate for same period (20.2% growth versus 1.9% growth for the Peer Group), as the Association’s loan and investments growth was funded through deposits and, to a lesser extent, borrowings growth.  On a pro forma basis, the Association’s tangible equity-to-assets ratio will be above the Peer Group’s tangible equity-to-assets ratio, implying higher leverage capacity for the Association.  Future growth capabilities for the Association may be somewhat limited due to the ability to obtain cost-effective deposits or borrowed funds that can be profitably reinvested into earning assets (recent growth has been achieved with relatively high cost funds).  Accordingly, on balance, we believe that no valuation adjustment was warranted for this factor.

4.        Primary Market Area

          The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served.  Beacon Federal’s primary market area for deposits is considered to be the local areas surrounding the Association’s branch offices in East Syracuse, New York, Chelmsford, Massachusetts, Smyrna and Smartt, Tennessee, and Tyler, Texas, while lending activities extend over a somewhat greater geographical area.  Approximately 55% of the Association’s deposits are located in the headquarter county of Onondaga, indicating the material impact of that market area on the Association’s overall operations.  The markets served by the Association cover a

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range from very affluent (Middlesex, Massachusetts) to relatively low income (Warren County, Tenneessee).  Competition among financial services companies includes other locally-based thrifts and banks as well as regional and super regional banks.

          The Peer Group companies are headquartered in counties that range from very rural with small population bases, to populations in excess of 1 million.  These market area counties include some densely populated urban markets.  As shown in Exhibit III-3, on average the Peer Group companies headquarters’ counties have somewhat higher population bases than the Onondaga County market, and have more favorable future population growth characteristics than the Association’s Onondaga County market.  Beacon Federal has limited this disadvantage of the headquarters county through the four-state branch office network.  Comparative per capita income measures imply that the Syracuse, New York market is a less affluent market area compared to the markets served by the Peer Group companies, with only two Peer Group companies having lower per capita income levels.  Beacon Federal’s deposit market share in Onondaga County was higher than the majority of the Peer Group companies, indicating a competitive position advantage for the Association, however both comparative measures remained relatively low, at less than 5% of total market area deposits.  Summary demographic and deposit market share data for the Association and the Peer Group companies is provided in Exhibit III-3.  As shown in Table 4.1, March 2007 unemployment rates for the markets served by the Peer Group companies were on average similar to the unemployment rate reflected for Onondaga County.  On balance, we concluded that a moderate downward adjustment was appropriate for the Association’s market area.

5.        Dividends

          At this time the Association has not established a dividend policy.  Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

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Table 4.1
Market Area Unemployment Rates
Beacon Federal and the Peer Group Companies(1)

	County	March 2007 Unemployment

Beacon Federal - NY	Onondaga	4.2%
Peer Group Average		4.2%
Benjamin Franklin Bancorp, Inc. of MA	Norfolk	3.9%
MassBank Corp. - MA	Middlesex	3.7
Harleysville Savings Fin. Corp. of PA	Montgomery	3.3
Fidelity Bancorp, Inc. of PA	Allegheny	3.9
Hingham Institution for Savings of MA	Plymouth	5.1
TF Financial Corp. - PA	Bucks	3.6
Central Bancorp – MA	Middlesex	3.7
LSB Corp. - MA	Essex	5.0
Elmira Savings Bank, FSB of NY	Chemung	5.0
Rome Bancorp – NY	Oneida	4.4

(1)	Unemployment rates are not seasonally adjusted.

Source:  U.S. Bureau of Labor Statistics.

          All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.60% to 4.00%.  The average dividend yield on the stocks of the Peer Group institutions equaled 2.88% as of May 25, 2007.  As of the same date, approximately 83% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.62%.  The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

          While the Association has not established a definitive dividend policy prior to converting, the Association will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma capitalization.  On balance, we concluded that no adjustment was warranted for purposes of the Association’s dividend policy.

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6.        Liquidity of the Shares

          The Peer Group is by definition composed of companies that are traded in the public markets.  All ten of the Peer Group members trade on the NASDAQ.  Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock.  The market capitalization of the Peer Group companies ranged from $36.6 million to $142.3 million as of May 25, 2007, with average and median market values of $81.0 million and $74.6 million, respectively.  The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.3 million to 8.5 million, with average and median shares outstanding of 4.0 million and 3.4 million, respectively.  The Association’s stock offering is expected to have a pro forma market value that will be in the middle of the range of market values reflected for the Peer Group companies, while shares outstanding for the Association will be above range of shares outstanding indicated for Peer Group and will be above the Peer Group mean and median shares outstanding.  Like all of the Peer Group companies, the Association’s stock will be quoted on the NASDAQ following the stock offering.  Overall, we anticipate that the Association’s public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.        Marketing of the Issue

          We believe that three separate markets exist for thrift stocks, including those coming to market such as Beacon Federal Bancorp:  (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in New York.  All of these markets were considered in the valuation of the Company’s to-be-issued stock.

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          A.        The Public Market

                    The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations.  Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts.  In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions.  Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks.  Exhibit IV-3 displays historical stock price indices for thrifts only.

                    In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year.  The broader stock market moved lower during the first part of June 2006, as stocks tumbled after an inflation warning by the Federal Reserve Chairman stoked fears of future rate increases.  Comparatively, stocks rallied in mid-June following reassuring inflation comments by the Federal Reserve Chairman.  Higher interest rates dampened the rally ahead of the Federal Reserve meeting in late-June.  Stocks surged higher following the Federal Reserve meeting in late-June, as comments from the Federal Reserve served to calm inflation worries and raised expectations of an end to the current cycle of rate increases.

                    Geopolitical turmoil and higher oil prices pulled stocks lower at the start of the third quarter of 2006.  The broader stock market rallied briefly in mid-July on comments from the Federal Reserve that hinted at the possibility of a pause in the current cycle of rate increases and some favorable second quarter earnings reports.  After trading in a narrow range during late-July and early-August, stocks retreated following the Federal Reserve meeting in August.  While the Federal Reserve left rates unchanged, stocks declined on concerns of an economic slow down.  Favorable inflation data reflected in wholesale and retail prices for July provided a boost to stocks in mid-August.  Stocks traded in a narrow range before strengthening at the end of August, as oil prices dropped below $70 a barrel for the first time in two months and the unemployment rate for August dropped to 4.7%.  The Dow Jones Industrial Average moved to a four-month high in mid-September, with further declines in oil prices and the Federal Reserve’s decision to leave rates unchanged helping to sustain the positive trend.  Stocks retreated

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modestly heading into late-September, as investors reacted negatively to an economic report showing a slow down in business activity in the Mid-Atlantic region.  Lower oil prices and a strong consumer sentiment report helped stocks to rally at the close of the third quarter.

                    The broader stock market rally was sustained into the fourth quarter of 2006, as the DJIA moved to an all-time high in early-October.  Lower oil prices and growing expectations that the next move by the Federal Reserve would be to cut rates extended the stock market rally into mid-October, with the DJIA approaching the 12000 market.  The DJIA closed above 12000 heading into late-October 2006, with optimism about corporate earnings, the Federal Reserve’s decision to hold rates steady and lower oil prices sustaining the rally.  Despite a slight pullback at the end of October, the 3.4% gain in DJIA for October was the best monthly gain since November 2005.  Stocks continued to edge lower at the beginning of November, but then rebounded strongly in mid-November.  Favorable inflation data reflected in wholesale and consumer prices for October, merger news and upbeat comments by the Federal Reserve about interest rates were factors that contributed to rally in the broader market.  Stocks traded in a narrow range ahead of the holiday shopping season in late-November.  After posting a big one day loss in late-November on concerns about retail sales, lower oil prices, merger news and favorable economic reports provided a boost to stocks in early-December.  The DJIA traded to record highs in mid- and late-December, as stocks benefited from some robust economic reports and investors betting on a strong finish for the year.

                    Lower oil prices helped to sustain the positive trend in stocks at the start of 2007, which was followed by a mild pullback due to weakness in technology stocks.  Optimism about the economy and some favorable earnings reports helped to lift the DJIA to a record high heading into late-January 2007, which was followed by a one day sell-off on a weak housing report and concerns about higher rates.  Stocks surged higher at the end of January 2007, as the Federal Reserve concluded its late-January meeting with no change in rates.  The broader stock market traded in a narrow range in early-February and then the DJIA rallied to a new record in mid-February.  Comments by the Federal Reserve Chairman that helped to alleviate concerns of higher rates, as well as lower oil prices, were factors that contributed to the mid-February rally.  Comparatively, higher oil prices contributed to a downturn in stocks heading into late-February.

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A sell-off in China’s stock market turned into a global market sell-off, as the DJIA plunged over 400 points on February 27th.

                    Stocks recovered some of the losses from the one day sell-off in early-March 2007, as the broader stock market benefited from a rebound in China’s stock market.  Mounting troubles for subprime mortgage lenders and weak economic data fueled a sharp downturn in the broader stock market in mid-March, reflecting concerns that rising subprime mortgage delinquencies would filter into the broader economy.  Following the sell-off, merger announcements, rallies in overseas markets and a drop in oil prices supported a rebound in the broader stock market ahead of the March meeting of the Federal Reserve.  The Federal Reserve’s decision to hold rates steady strengthened the stock market rebound, as investors were buoyed by the Federal Reserve’s assessment that the economy continued to expand at a moderate pace.  Stocks fluctuated at the close of the first quarter on mixed economic data.

                    Signs of an improving housing market provided a boost to the stock market at the start of the second quarter 2007, with news of an increase in an index of pending existing home sales during February supporting a one-day gain of more than 120 points in the DJIA.  News of Iran’s release of British hostages, lower oil prices and a favorable March employment report also contributed to the broader market gains in early-April.  The broader market rally continued through most of April, as merger news and strong corporate profits lifted the DJIA above a close of 13000 in late-April.  For the month of April, the DJIA closed up 5.7%.  Stronger than expected manufacturing data and lower oil prices helped to propel the DJIA to five consecutive record highs in early-May.  Following a sharp one day sell-off on a weak retail sale report for April, the positive trend in the broader stock market continued into mid-May.  A new wave of corporate deals, lower oil prices and a stronger than expected reading for May consumer confidence were noted factors that held to sustain the rally.  As an indication of the general trends in the nation’s stock markets over the past year, as of May 25, 2007 the DJIA closed at 13507.28 an increase of 20.5% from one year ago and an increase of 8.4% year-to-date, and the NASDAQ closed at 2557.19 an increase of 16.3% from one year ago and an increase of 5.9% year-to-date.  The Standard & Poors 500 Index closed at 1515.735 on May 25, 2007 an increase of 19.1% from one year ago and an increase of 6.9% year-to-date.

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                    The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have underperformed the broader stock market.  Inflation fears, sparked by comments from the Federal Reserve Chairman, pulled thrift stocks lower along with the broader market in early-June 2006.  Acquisition speculation helped thrift stocks to stabilize ahead of the broader market heading into mid-June.  Interest rate concerns weighed on thrift stocks in mid-June, although thrift stocks moved higher following comments from the Federal Reserve Chairman that eased inflationary concerns.  Thrift stocks traded in a narrow range ahead of the Federal Reserve meeting in late-June and then rallied strongly following statements from the Federal Reserve that hinted at the possibility of taking a break from raising interest rates further.

                    Activity in thrift stocks was neutral at the beginning of the third quarter of 2006, which was followed by a downturn in thrift stocks along with the broader market in mid-July.  Comments from the Federal Reserve indicating expectations of inflation moderating and some positive second quarter earnings sparked a brief rally in thrift stocks, which was followed by a pull back in late-July.  Earnings falling short of expectations due to margin compression contributed to the sell-off in thrift stocks.  Thrift stocks bounced higher in early-August, as July employment data provided signs of a slowing economy and increased expectations that the Federal Reserve would stop raising rates.  Mortgage data showing a drop in loan fundings reversed the positive trend in thrift stocks heading into mid-August, which was followed by an upturn in mid-August as thrift stocks participated in the broader market rally that was powered by favorable inflation data.  Thrift stocks trended lower in late-August, reflecting concerns of a slowdown in housing.  A favorable August employment report provided a boost to the thrift sector at the beginning of September.  Inflationary fears prompted a brief sell-off in thrift stocks heading into mid-September, which was followed by a rebound as falling oil prices benefited stocks in general.

                    Thrift stocks advanced at the start of the fourth quarter of 2006, based on economic data that suggested the economy was slowing and comments from the Federal Reserve Chairman that raised hopes of a decline in short-term interest rates.  Acquisition news and strength in the broader market sustained the upward trend in thrift stocks into mid-October.  Thrift stocks sold off with the broader market at the end of October and into early-November, as economic data showing slower growth raised concerns for some investors.  Strength in the

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broader market supported a rebound in thrift stocks ahead of the national elections.  Favorable inflation data boosted thrifts stocks along with the broader market in mid-November.  Weaker than expected housing data pressured thrift stocks lower heading into late-November.  Merger news, including Bank of New York’s announced merger with Mellon Financial Corp., sparked gains in thrift stocks in early-December 2006.  Thrift stocks traded in a narrow range through mid-December, as the Federal Reserve left interest rates unchanged as expected.  An upbeat report on home sales helped thrift and bank stocks participate in the broader market rally in late-December.

                    Thrift stocks traded lower at the start of 2007, as a favorable employment report for December reduced expectations of the Federal Reserve cutting interest rates.  Mixed fourth quarter earnings reports and investor nervousness ahead of the Federal Reserve rate meeting provided for a choppy trading market for thrift issues in mid- and late-January 2007.Thrift stocks posted gains in late-January and early-February 2007, as thrift investors reacted favorably to the Federal Reserve’s decision to hold rates steady at its late-January meeting.  While the DJIA moved to a new high in mid-February, thrift stocks traded in a narrow range heading into late-February.  The late-February sell-off triggered by the downturn in China’s stock market hit thrift stocks as well.  Selling pressure in thrift stocks increased during the first half of March, as mortgage lenders in general were hurt by the deterioration in market conditions for subprime mortgage lenders.  In mid-March, the Mortgage Bankers Association reported that subprime mortgage delinquencies rose to a four year high during the fourth quarter of 2006.  Thrift stocks participated in the broader stock market rally following the Federal Reserve’s decision to hold rates steady at its March meeting, based on expectations that the economy would continue to expand at a moderate pace.  Thrift stocks pulled back in late-March, as lenders were hurt by news that sales of new homes fell for the second straight month in February and consumer confidence dropped in March.

                    A favorable report on February pending existing home sales sparked gains in thrift stocks at the start of the second quarter 2007.  In contrast to the broader market, thrift stocks trended lower in mid-April as a weak housing market and the overhang of problems in the subprime lending market continued to weigh on the thrift sector.  Some positive earnings reports helped to boost thrift stocks heading into the second half of April, but the rally did not match

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gains posted in the broader market.  A late-April report showing a decline in home sales in March served to dampen enthusiasm for thrift stocks, while news of Bank of America’s $21 billion proposed acquisition of LaSalle Bank Corp. had little impact on trading activity among thrift and bank stocks.  Thrift stocks headed higher along with the broader stock market in early-May, but did not sustain the upward momentum into mid-May.  A disappointing report on the outlook for the housing market weighed on the thrift sector in mid-May, with the National Association of Home Builders report projecting that home sales and housing production would not begin to improve until late in 2007.  On May 25, 2007, the SNL Index for all publicly-traded thrifts closed at 1,725.1 an increase of 0.2% from one year ago and a decrease of 5.7% year-to-date.

          B.       The New Issue Market

                    In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value.  The new issue market is separate and distinct from the market for seasoned thrift issues in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:  (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials.  The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value.  Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

          The market for converting thrift issues has been relatively stable over the past several quarters, with most converting issues having successful offerings and reflecting modest price appreciation in initial trading activity.  As shown in Table 4.2, two standard conversions, one second-step conversion and three mutual holding company offerings were completed during

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Table 4.2
Pricing Characteristics and After-Market Trends
Recent Conversions Completed (Last Three Months)

			Pre-Conversion Data

Institutional Information			Financial Info.		Asset Quality

Institution	Conver Date	Ticker	Assets ($Mil)	Equity/ Assets (%)	NPAs/ Assets (%)	Res. Cov. (%)

Standard Conversions
ESSA Bancorp, Inc., PA*	4/4/07	ESSA-NASDAQ	$771	7.68%	0.07%	709%
CMS Bancorp, Inc., NY	4/4/07	CMSB-NASDAQ	$125	6.66%	0.00%	NM
Averages - Standard Conversions:			$448	7.17%	0.04%	709%
Medians - Standard Conversions:			$448	7.17%	0.04%	709%
Second Step Conversions
People’s United Financial, Inc.,CT*	4/16/07	PBCT-NASDAQ	$10,696	12.60%	0.21%	328%
Averages - Second Step Conversions:			$10,696	12.60%	0.21%	328%
Medians - Second Step Conversions:			$10,696	12.60%	0.21%	328%
Mutual Holding Company Conversions
TFS Financial Corporation, OH	4/23/07	TFSL-NASDAQ	$8,733	11.78%	1.12%	24%
Sugar Creek Fin. Corp., IL*	4/4/07	SUGR-OTCBB	$83	7.28%	1.08%	15%
Delanco Bancorp, Inc., NJ	4/2/07	DLNO-OTCBB	$97	8.27%	0.11%	NM
Averages - Mutual Holding Company Conversions:			$2,971	9.11%	0.77%	19%
Medians - Mutual Holding Company Conversions:			$97	8.27%	1.08%	19%
Averages - All Conversions:			$4,076	9.52%	0.52%	269%
Medians - All Conversions:			$771	8.27%	0.21%	176%

Institutional Information			Offering Information

Institution	Conver Date	Ticker	Gross Proc. ($Mil.)	% Offered (%)	% of Mid. (%)	Exp./ Proc. (%)

Standard Conversions
ESSA Bancorp, Inc., PA*	4/4/07	ESSA-NASDAQ	$158.7	100%	132%	1.6%
CMS Bancorp, Inc., NY	4/4/07	CMSB-NASDAQ	$19.8	100%	132%	9.1%
Averages - Standard Conversions:			$89.3	100%	132%	5.3%
Medians - Standard Conversions:			$89.3	100%	132%	5.3%
Second Step Conversions
People’s United Financial, Inc.,CT*	4/16/07	PBCT-NASDAQ	$3,444.5	57%	107%	3.2%
Averages - Second Step Conversions:			$3,444.5	57%	107%	3.2%
Medians - Second Step Conversions:			$3,444.5	57%	107%	3.2%
Mutual Holding Company Conversions
TFS Financial Corporation, OH	4/23/07	TFSL-NASDAQ	$1,002.0	30%	132%	0.9%
Sugar Creek Fin. Corp., IL*	4/4/07	SUGR-OTCBB	$4.1	45%	101%	15.4%
Delanco Bancorp, Inc., NJ	4/2/07	DLNO-OTCBB	$7.4	45%	91%	8.5%
Averages - Mutual Holding Company Conversions:			$337.8	40%	108%	8.3%
Medians - Mutual Holding Company Conversions:			$7.4	45%	101%	8.5%
Averages - All Conversions:			$923.3	55%	113%	5.9%
Medians - All Conversions:			$158.7	45%	107%	3.2%

					Insider Purchases				Initial Dividend Yield (%)

Institutional Information			Contribution to Charitable Found.		% Off Incl. Fdn. Benefit Plans

Institution	Conver Date	Ticker	Form	% of Offering (%)	ESOP (%)	Recog. Plans (%)	Stk Option (%)	Mgmt.& Dirs. (%)(2)

Standard Conversions
ESSA Bancorp, Inc., PA*	4/4/07	ESSA-NASDAQ	C/S	1.6MM/7.0%	8.0%	4.0%	10.0%	2.7%	0.00%
CMS Bancorp, Inc., NY	4/4/07	CMSB-NASDAQ	C/S	60K/3.6%	8.0%	4.0%	10.0%	2.3%	0.00%
Averages - Standard Conversions:			N.A.	N.A.	8.0%	4.0%	10.0%	2.5%	0.00%
Medians - Standard Conversions:			N.A.	N.A.	8.0%	4.0%	10.0%	2.5%	0.00%
Second Step Conversions
People’s United Financial, Inc.,CT*	4/16/07	PBCT-NASDAQ	C/S	20M/1.16%	6.0%	4.0%	10.0%	0.2%	2.40%
Averages - Second Step Conversions:			N.A.	N.A.	6.0%	4.0%	10.0%	0.2%	2.40%
Medians - Second Step Conversions:			N.A.	N.A.	6.0%	4.0%	10.0%	0.2%	2.40%
Mutual Holding Company Conversions
TFS Financial Corporation, OH	4/23/07	TFSL-NASDAQ	C/S	5M/5.00%	12.4%	6.2%	15.5%	0.6%	0.00%
Sugar Creek Fin. Corp., IL*	4/4/07	SUGR-OTCBB	N.A.	N.A.	8.7%	4.4%	10.9%	9.0%	0.00%
Delanco Bancorp, Inc., NJ	4/2/07	DLNO-OTCBB	N.A.	N.A.	8.7%	4.4%	10.9%	6.1%	0.00%
Averages - Mutual Holding Company Conversions:			NA	NA	9.9%	5.0%	12.4%	5.2%	0.00%
Medians - Mutual Holding Company Conversions:			NA	NA	8.7%	4.4%	10.9%	6.1%	0.00%
Averages - All Conversions:			NA	NA	8.8%	4.6%	11.5%	3.7%	0.48%
Medians - All Conversions:			NA	NA	8.7%	4.4%	10.9%	2.7%	0.00%

			Pro Forma Data						IPO Price ($)

Institutional Information			Pricing Ratios(3)			Financial Charac.

Institution	Conver Date	Ticker	P/TB (%)	Core P/E (x)	P/A (%)	Core ROA (%)	TE/A (%)	Core ROE (%)

Standard Conversions
ESSA Bancorp, Inc., PA*	4/4/07	ESSA-NASDAQ	86.9%	28.8x	18.7%	0.7%	21.5%	3.0%	$10.00
CMS Bancorp, Inc., NY	4/4/07	CMSB-NASDAQ	85.2%	182.4x	14.6%	0.1%	17.2%	0.5%	$10.00
Averages - Standard Conversions:			86.1%	105.6x	16.7%	0.4%	19.4%	1.7%	$10.00
Medians - Standard Conversions:			86.1%	105.6x	16.7%	0.4%	19.4%	1.7%	$10.00
Second Step Conversions
People’s United Financial, Inc.,CT*	4/16/07	PBCT-NASDAQ	142.2%	29.0x	44.0%	1.5%	31.2%	4.8%	$20.00
Averages - Second Step Conversions:			142.2%	29.0x	44.0%	1.5%	31.2%	4.8%	$20.00
Medians - Second Step Conversions:			142.2%	29.0x	44.0%	1.5%	31.2%	4.8%	$20.00
Mutual Holding Company Conversions
TFS Financial Corporation, OH	4/23/07	TFSL-NASDAQ	86.7%	27.5x	28.8%	0.5%	19.3%	2.7%	$10.00
Sugar Creek Fin. Corp., IL*	4/4/07	SUGR-OTCBB	68.0%	45.3x	10.0%	0.2%	10.4%	1.5%	$10.00
Delanco Bancorp, Inc., NJ	4/2/07	DLNO-OTCBB	75.4%	275.7x	14.7%	0.0%	13.4%	-0.1%	$10.00
Averages - Mutual Holding Company Conversions:			76.7%	116.2x	17.9%	0.2%	14.4%	1.4%	$10.00
Medians - Mutual Holding Company Conversions:			75.4%	45.3x	14.7%	0.2%	13.4%	1.5%	$10.00
Averages - All Conversions:			91.8%	81.3x	23.3%	0.6%	19.2%	2.4%	$12.00
Medians - All Conversions:			86.7%	29.0x	18.7%	0.5%	19.3%	2.7%	$10.00

Institutional Information			Post-IPO Pricing Trends Closing Price:

Institution	Conver Date	Ticker	First Trading Day ($)	% Change (%)	After First Week(4) ($)	% Change (%)	After First Month(5) ($)	% Change (%)	Thru 5/25/07 ($)	% Change (%)

Standard Conversions
ESSA Bancorp, Inc., PA*	4/4/07	ESSA-NASDAQ	$11.78	17.8%	$12.06	20.6%	$11.48	14.8%	$11.45	14.5%
CMS Bancorp, Inc., NY	4/4/07	CMSB-NASDAQ	$10.57	5.7%	$10.47	4.7%	$10.30	3.0%	$10.51	5.1%
Averages - Standard Conversions:			$11.18	11.8%	$11.27	12.7%	$10.89	8.9%	$10.98	9.8%
Medians - Standard Conversions:			$11.18	11.8%	$11.27	12.7%	$10.89	8.9%	$10.98	9.8%
Second Step Conversions
People’s United Financial, Inc.,CT*	4/16/07	PBCT-NASDAQ	$20.75	3.8%	$20.40	2.0%	$19.95	-0.3%	$19.97	-0.2%
Averages - Second Step Conversions:			$20.75	3.8%	$20.40	2.0%	$19.95	-0.3%	$19.97	-0.2%
Medians - Second Step Conversions:			$20.75	3.8%	$20.40	2.0%	$19.95	-0.3%	$19.97	-0.2%
Mutual Holding Company Conversions
TFS Financial Corporation, OH	4/23/07	TFSL-NASDAQ	$11.79	17.9%	$11.72	17.2%	$12.33	23.3%	$12.30	23.0%
Sugar Creek Fin. Corp., IL*	4/4/07	SUGR-OTCBB	$10.00	0.0%	$10.50	5.0%	$10.60	6.0%	$10.60	6.0%
Delanco Bancorp, Inc., NJ	4/2/07	DLNO-OTCBB	$10.00	10.3%	$10.00	0.0%	$9.50	-5.0%	$9.25	-7.5%
Averages - Mutual Holding Company Conversions:			$10.60	9.4%	$10.74	7.4%	$10.81	8.1%	$10.72	7.2%
Medians - Mutual Holding Company Conversions:			$10.00	10.3%	$10.50	5.0%	$10.60	6.0%	$10.60	6.0%
Averages - All Conversions:			$12.86	9.9%	$12.94	9.0%	$12.77	7.8%	$12.71	7.2%
Medians - All Conversions:			$11.78	10.3%	$11.72	5.0%	$11.48	6.0%	$11.45	6.0%

Note: * - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1) Non-OTS regulated thrift.
(2) As a percent of MHC offering for MHC transactions.
(3) Does not take into account the adoption of SOP 93-6.
(4) Latest price if offering is less than one week old.
(5) Latest price if offering is more than one week but less than one month old.
(6) Mutual holding company pro forma data on full conversion basis.
(7) Simultaneously completed acquisition of another financial institution.
(8) Simultaneously converted to a commercial bank charter.
(9) Former credit union.

May 25, 2007

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the past three months.  The standard conversion offerings are considered to be more relevant for purposes of our analysis.  Both of the standard conversion offerings were closed at the top of their super ranges.  The average closing pro forma price/tangible book ratio of the two recent standard conversion offerings equaled 86.1%.  On average, the two standard conversion offerings reflected price appreciation of 12.7% and 8.9% after the first week and first month of trading, respectively.  As of May 25, 2007, the two recent standard conversion offerings reflected average price appreciation of 9.8%

                    Shown in Table 4.3 are the current pricing ratios for the three companies that have completed fully-converted offerings during the past three months and are traded on NASDAQ or an Exchange.  One of the offerings was a second-step conversions (People’s United Financial of CT), thereby placing an upward bias on the P/TB ratio compared to the standard conversion offering P/TB ratios.  The current average P/TB ratio of the publicly-traded recent conversions equaled 110.40%.

          C.       The Acquisition Market

                    Also considered in the valuation was the potential impact on Beacon Federal Bancorp’s stock price of recently completed and pending acquisitions of other savings institutions operating in New York.  As shown in Exhibit IV-4, there were ten New York thrift acquisitions completed between the beginning of 2004 through year-to-date 2007 and there is one currently acquisition pending of a New York savings institutions (merger data excludes mutual mergers).  The recent acquisition activity involving New York savings institutions may imply a certain degree of acquisition speculation for the Company’s stock.  To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Beacon Federal Bancorp’s stock.  However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Beacon Federal Bancorp’s stock would tend to be less compared to the stocks of the Peer Group companies.

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[Statistical Information Omitted]

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*  *  *  *  *  *  *  *  *  *  *

                    In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions and the acquisition market.  Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.        Management

          Beacon Federal’s management team appears to have experience and expertise in all of the key areas of the Association’s operations.  Exhibit IV-5 provides summary resumes of Beacon Federal’s Board of Directors and senior management.  The financial characteristics of the Association suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Association’s present organizational structure.  The Association currently does not have any senior management positions that are vacant.

          Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies.  Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.        Effect of Government Regulation and Regulatory Reform

          As a fully-converted OTS-regulated institution, Beacon Federal will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions.  Exhibit IV-6 reflects the Association’s pro forma regulatory capital ratios.  On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

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Summary of Adjustments

          Overall, based on the factors discussed above, we concluded that the Association’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Table 4.4
Valuation Adjustments
Beacon Federal Bancorp and the Peer Group Companies

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Significant Downward
Asset Growth	No Adjustment
Primary Market Area	Moderate Downward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

          In applying the accepted valuation methodology promulgated by the OTS, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Beacon Federal’s to-be-issued stock -- price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches -- all performed on a pro forma basis including the effects of the stock proceeds.  In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Beacon Federal’s prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).

          RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach.  The P/E approach is generally the best indicator of long-term value for a stock.  Given the similarities between the Association’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in

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this valuation.  At the same time, since reported earnings for both the Association and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Association and the Peer Group and resulting price/core earnings ratios.

•

P/B Approach.  P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds.  RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches.  We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach.  P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach.  Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio.  At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

          The Association will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares.  For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted.  However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

          Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of May 25, 2007, the pro forma market value of Beacon Federal’s conversion stock was $90,000,000 at the midpoint, equal to 9,000,000 shares at $10.00 per share.

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          1.          Price-to-Earnings (“P/E”).  The application of the P/E valuation method requires calculating the Association’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base.  In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds.  The Association’s reported earnings equaled $1,804,000 for the 12 months ended March 31, 2007.  In deriving Beacon Federal’s estimated core earnings for purposes of the valuation, the only adjustments made to reported earnings was to eliminate income from the sale of investments during the 12 month period ended March 31, 2007 ($ 124,000 pre-tax), and gains on the sale of loans ($4,000 pre-tax).  As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 39%, the Association’s core earnings were determined to equal $1,731,000 for the 12 months ended March 31, 2007.  (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Table 4.5
Beacon Federal
Derivation of Core Earnings – 12 Months Ended March 31, 2007

Amount

($000)
Net income	$1,804
Less: Net Gains on sale of Investments/Loans (1)	(73)

Core earnings estimate	$1,731

(1)	Tax effected at 39%.

          Based on Beacon Federal’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Association’s pro forma reported and core P/E multiples at the $90.0 million midpoint value equaled 31.92 times and 32.77 times, respectively, which provided for premiums of 46.4% and 59.9% relative to the Peer Group’s average reported and core P/E multiples of 21.80 times and 20.50 times, respectively (see Table 4.6).  At the top of the superrange, the Association’s reported and core P/E multiples equaled 37.65 times and 38.54 times, respectively.  In comparison to the Peer Group’s average reported and core P/E multiples, the Association’s P/E multiples at the top of the superrange reflected premiums of 72.7% and 88.0% on a reported and core earnings basis, respectively.

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[Statistical Information Omitted]

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Page 4.24

          2.     Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Association’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio to Beacon Federal’s pro forma book value.  Based on the $90.0 million midpoint valuation, Beacon Federal’s pro forma P/B and P/TB ratios both equaled 73.92%.  In comparison to the average P/B and P/TB ratios for the Peer Group of 128.97% and 137.27%, the Association’s ratios reflected a discount of 42.7% on a P/B basis and a discount of 46.2% on a P/TB basis.  At the top of the superrange, the Association’s P/B and P/TB ratios both equaled 80.92%.  In comparison to the Peer Group’s average P/B and P/TB ratios, the Association’s P/B and P/TB ratios at the top of the superrange refle cted discounts of 37.3% and 41.1%, respectively.  RP Financial considered the discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments, the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the resulting premium pricing ratios indicated under the earnings approach.

          3.     Price-to-Assets (“P/A”).  The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Association’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases.  In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein.  At the midpoint of the valuation range, Beacon Federal’s value equaled 12.39% of pro forma assets.  Comparatively, the Peer Group companies exhibited an average P/A ratio of 13.72%, which implies a discount of 9.7% has been applied to the Association’s pro forma P/A ratio.

Comparison to Recent Conversions

          As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value.  Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock

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proceeds (i.e., external funds vs. deposit withdrawals).  As discussed previously, two standard conversion offerings have been completed within the past three months.  In comparison to the average closing pro forma price/tangible book ratio of 86.1% for the two recent standard conversion offerings, the Company’s P/TB ratio of 73.9% at the midpoint value reflects an implied discount of 14.2%.  At the top of the super range, the Company’s P/TB ratio of 80.92% reflected an implied discount of 6.0% relative to the average closing P/TB ratio for the two recent standard conversion offerings.  The average current P/TB ratio for the two recent standard conversion offered, based on its closings stock price as of May 25, 2007, equaled 94.6%.  In comparison to average current P/TB ratio for the recent standard conversions, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 21.9%.

Valuation Conclusion

          It is our opinion that, as of May 25, 2007, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion was $90,000,000 at the midpoint, equal to 9,000,000 shares at a per share value of $10.00.  The pro forma valuation calculations relative to the Peer Group are shown in Table 4.6 and are detailed in Exhibit IV-7 and Exhibit IV-8.

          Based on the foregoing valuation, the corresponding range of shares and values are as follows:

	Total Shares	Market Value

Shares
Super maximum	11,902,500	$119,025,000
Maximum	10,350,000	103,500,000
Midpoint	9,000,000	90,000,000
Minimum	7,650,000	76,500,000